Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

DDB HOLDINGS, INC.,

BENSON HILL, INC.,

ZFS CRESTON, LLC,

ZFS SOLUTIONS, LLC, AS SELLERS’ REPRESENTATIVE, and

THE SELLERS SET FORTH HEREIN

December 30, 2021

TABLE OF CONTENTS
i

ii

EXHIBITS
A    Form of Escrow Agreement
B    Form of Express Termination of Trademark License Agreement
C    Form of Seed Distribution Agreement
D    Form of Seller Note
E    Form of Transition Services Agreement
F    Form of Guaranty Agreement
SCHEDULES
I           Sellers
II          Net Working Capital
III        Indemnified Matters
IV        Other Indemnified Matters

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of December 30, 2021 by and among DDB Holdings, Inc., a Delaware corporation (“Buyer”), Benson Hill, Inc., a Delaware corporation and indirect parent company of Buyer, solely in its capacity as guarantor pursuant to Section 9.17 (“Parent”), ZFS Creston, LLC, a Delaware limited liability company (the “Company”), ZFS Solutions, LLC, as Sellers’ Representative, and each of the holders of outstanding membership interests in the Company (the “Membership Interests”) listed on Schedule I (each a “Seller” and, collectively, “Sellers”).
RECITALS
WHEREAS, Sellers collectively own all of the outstanding Membership Interests, with each Seller owning the Membership Interest set forth opposite such Seller’s name on Schedule I; and

WHEREAS, Sellers desire to sell and convey all of the Membership Interests to Buyer, and Buyer desires to purchase all of the Membership Interests from Sellers, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
“1933 Act” is defined in Section 3.6(a).
“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to the Company.
“Accrued HR Payments” means in each case, as of the Closing Date and whether arising under any existing policies of or Contracts with the Company or under applicable Law, (a) accumulated earned but unused paid time off or paid annual leave accrued by employees of the Company; (b) accrued but unpaid bonuses or bonuses otherwise due, owing or otherwise communicated to Active Employees or Consultants; and (c) payroll, employment or other Taxes, if any, required to be paid or accrued by the Company with respect to the amounts described in clause (a) or (b).
“Active Consultants” means Consultants actively engaged by the Company immediately prior to Closing.
“Active Employees” means all employees employed by the Company immediately prior to the Closing, including employees on temporary leave of absence, including family medical leave, military leave, disability leave, sick leave or furlough.
“Advances to Affiliates” means amounts advanced by the Company to Affiliates of the Company on an unsecured, due on demand basis.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote more than 50% of the securities or other Equity Interests of a Person having ordinary voting power or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by Contract or otherwise. For purposes of this Agreement, each of Zeeland Farm Services, Inc., the Seller Representative and their respective Affiliates shall each be deemed to be an Affiliate of each Seller.

“Affiliated Group” means an affiliated group as defined in Code § 1504 (or any analogous combined, consolidated or unitary group under state, local or foreign income Tax Law).
“Agreement” is defined in the opening paragraph.
“Allocable Consideration” is defined in Section 2.5(b).
“Allocation Guidelines” is defined in Section 2.5(b).
“Allocation Schedule” is defined in Section 2.5(b).
“Anti-Corruption Laws” is defined in Section 4.15(g).
“Antitrust Laws” is defined in Section 4.4 .
“Assets” is defined in Section 4.8.
“Auditor Consent” is defined in Section 6.5(a).
“Balance Sheet” means the audited balance sheet of the Company as at October 31, 2020, including the notes thereto, which is set forth in Section 4.5(a) of the Disclosure Schedules.
“Balance Sheet Date” means the date of the Balance Sheet.
“Bank Accounts” is defined in Section 4.26.
“Base Amount” is defined in Section 2.2(a).
“Basket” is defined in Section 7.4(a).
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York, or St. Louis, Missouri.
“Buyer” is defined in the opening paragraph.
“Buyer Indemnified Parties” is defined in Section 7.1.
“Buyer Parent Guarantee” is defined in Section 9.17.
“Cap” is defined in Section 7.4(c).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notices 2020-10 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body).
“Cash” means the sum of the Advances to Affiliates and the aggregate cash and cash equivalents (excluding, for the avoidance of doubt, any certificates of deposit, money market accounts and all other accounts and investments that are not convertible to cash within 90 days) of the Company as of a particular date, determined in accordance with GAAP that (a) are not held in escrow, (b) are not required to be held by or at the direction of a Governmental Body pursuant to a regulatory or Contractual requirement, (c) are not required to secure deposits or obligations to customers, suppliers, landlords or any other Person, and (d) are not otherwise subject to any other Contractual or legal restriction that would impair the ability of the owner of such cash and cash equivalents to freely transfer or use such cash and cash equivalents for any lawful purpose, but such term shall be net of the aggregate amount of outstanding checks issued by the Company as of the particular date of determination and shall, for the avoidance of doubt, exclude (i) any cash or cash equivalents paid by the Company or on behalf of the Company by Buyer prior to or in connection with the Closing, including with respect to any Indebtedness of the Company, Company Transaction Expenses, Related Persons or dividend or similar distribution and (ii) any cash or cash equivalents paid by Buyer or any Affiliate of Buyer to or on behalf of any Seller, Sellers’ Representative or the Company in connection with the Transaction Documents, the Transactions or otherwise.
“Change of Control Payments” means (a) payments, bonuses or severance (including, for the avoidance of doubt, triggered initially with respect to arrangements requiring two triggers) that become due or are otherwise required to be made as a result of or in connection with the Closing, the Transactions or as a result of any change of control or other similar provisions, (b) any obligation for amounts owed to any Person under any noncompetition, severance, change of control, retention, stay put or similar arrangement put in place by the Company prior to or in connection with the Closing, whether triggered (including, for the avoidance of doubt, triggered initially with respect to arrangements requiring two triggers) prior to or in connection with the Closing and, if put in place to retain employees’ or consultants’ continued employment or engagement with the Company, whether payable upon the consummation of the Transactions, on the Closing Date or following the Closing Date, (c) the forgiveness of any loans or other obligations owed by the Company or any of their respective employees in connection with the Transactions, and (d) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company with respect to the amounts described in clause (a), (b) or (c).
“Chosen Courts” is defined in Section 9.7.
“Closing” is defined in Section 2.1(b).
“Closing Consideration” is defined in Section 2.2(a).
“Closing Consideration Shortfall” is defined in Section 2.4(b).
“Closing Date” is defined in Section 2.1(b).
“Closing Date Cash” means the aggregate amount of Cash as of 11:59 p.m. Eastern Time on the day before the Closing Date; provided, however, that any Cash (i) paid, distributed or otherwise disbursed by the Company on the Closing Date (including any Cash paid, distributed or otherwise disbursed to any Seller Affiliated Party) or (ii) to which the Company ceases to have rights (including Advances to Affiliates that are terminated or for which the Company ceases to have a right to repayment) shall not constitute Closing Date Cash.
“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company immediately prior to the Closing.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.
“Code” means the Internal Revenue Code of 1986.
“Commodity Contract” means contracts for forward purchases of soybeans and other raw materials and forward sales of soybean-derived meal, flakes, flour, oil, grits or hulls.
“Company” is defined in the opening paragraph.
“Company Business” is defined in Section 6.3(a)(ii).
“Company LLC Agreement” means the Operating Agreement of the Company dated January 31, 2018.

“Company Privacy and Data Security Policies” means all of the Company’s past or present internal or public-facing policies, notices and statements concerning the privacy, security or Processing of Personal Information.
“Company Products” means all products that are processed, marketed, distributed or sold by or on behalf of the Company.
“Company Transaction Expense Schedule” is defined in Section 2.2(b).

“Company Transaction Expenses” means, without duplication, (a) all expenses relating to the Transactions incurred by or on behalf of the Company or any Seller in connection with the Transactions, whether or not invoiced, (b) all fees, expenses and disbursements payable by the Company to financial advisors, investment bankers, brokers, finders, legal counsel, accountants, auditors, tax advisors, environmental consultants and other advisors of the Company or any Seller in connection with the Transactions, (c) the Change of Control Payments, (d) one-half (1/2) of the costs under the Escrow Agreement, and (e) the expenses of Sellers’ Representative.

“Competitive Business” means any business or other enterprise engaged in the business of processing, manufacturing, marketing, selling, and distributing White Flake or any products derived from White Flake in the Territory, unless mutually agreed upon in writing by Buyer and Sellers’ Representative.
“Confidential Information” means information concerning the businesses or affairs of the Company, including information relating to customers, clients, suppliers, licensors, licensees, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing and processing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the businesses or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by or for the Company.
“Consent” means any consent, approval, authorization, permission or waiver.
“Consultant” means a consultant or independent contractor of the Company.
“Contamination” means the emission, discharge or release to, on, onto or into the Environment of, or exposure to, any Hazardous Substance and the effects of such emission, discharge, release or exposure, including the presence or existence of any such Hazardous Substance (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance) on, in or under any construction, building, premise, structure, indoor surfaces, fixture or the Environment, in each case in violation of any Environmental Law.
“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, plan, arrangement, or other legally binding agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.
“Data Room” is defined in Section 9.12.
“Data Room Thumb Drives” means true, correct and complete tangible archival copies of the Data Room as of immediately prior to the Closing; provided, however, that such Data Room Thumb

Drives shall separately identify any information or documents that were uploaded within 48 hours of the time at which this Agreement was executed.
“Disclosure Schedules” means the disclosure schedules of even date herewith delivered by Sellers to Buyer immediately prior to the execution and delivery of this Agreement.
“Dispute Notice” is defined in Section 2.3(c).
“DOL” means the Department of Labor.
“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or vacation or group or individual health, dental, medical, life insurance or survivor benefits or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or fringe benefit or other retirement, severance, employment, change in control, bonus, profit-sharing or incentive plan or arrangement, whether oral or written, whether or not subject to ERISA, participated in, maintained by or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, manager or director (and any beneficiary or dependent thereof) of the Company or its ERISA Affiliates.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).
“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.
“Environment” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, drinking water supply, land surface, soil, sediment, subsurface strata, outdoor and indoor air and any other environmental medium or natural resource.
“Environmental Law” means any Law relating to the protection of the Environment, protection of natural resources, or workplace health and safety, including those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the Environment of, or exposures or threatened exposures to, any Hazardous Substance and the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.
“Equity Interest” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business that is, or at any relevant time was, together with the Company, treated as a “single employer” under Code § 414.
“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A.
“Escrow Amount” means the Indemnity Escrow Amount together with the Working Capital Escrow Amount.
“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination in respect of the Escrow Amount, including, as applicable, the Indemnity Escrow Fund and the Working Capital Escrow Fund.
“Estimated Closing Consideration” is defined in Section 2.2(c).
“Estimated Closing Date Cash” is defined in Section 2.2(b).
“Estimated Indebtedness” is defined in Section 2.2(b).
“Estimated Net Working Capital” is defined in Section 2.2(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“Export Control Laws” is defined in Section 4.15(g).
“Express Termination of Trademark License Agreement” means the Express Termination of Trademark License Agreement among Buyer, the Company, and ZFS Licensing, Inc., substantially in the form of Exhibit B.
“FDA” is defined in Section 4.15(a).
“FFDCA” is defined in Section 4.15(d).
“Final Closing Statement” is defined in Section 2.3(a).
“Financial Statements” is defined in Section 4.5(a).
“Fraud” means an intentional or willful misrepresentation of a material fact, in each case with respect to the making of a representation or warranty.
“Fundamental Representations” is defined in Section 7.3(a).
“GAAP” means accounting principles generally accepted in the United States.
“Governmental Body” means any supranational, federal, state, local, foreign or other government or quasi-governmental authority (including, solely for purposes of Section 4.15, the National Grain and Feed Association) or any department, agency, commission, subdivision, court or other tribunal of any of the foregoing.
“Guaranty Agreement” means the Guaranty Agreement among Buyer, Parent, and Sellers, substantially in the form of Exhibit F.
“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company. The term includes asbestos, polychlorinated biphenyls, petroleum products, urea formaldehyde, per- and polyufluoroalkyl substances, any substance that is corrosive, flammable, explosive, infectious, radioactive, or carcinogenic, and all materials, substances and wastes regulated under any Environmental Law or that could give rise to any Liability under any Environmental Law.

“Health Care Reform” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means as to any Person at any time (a) obligations of such Person for borrowed money (including checks in float and “negative” cash); (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course that are not past due by more than 90 days or that are being contested in good faith by appropriate Proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capital, finance or other similar lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person or having the economic effect of a guarantee; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver Equity Interests pursuant to equity incentive plans); (i) obligations of such Person to holders of its Equity Interests or to its Affiliates (including intercompany indebtedness among such Person and its Affiliates); (j) net payment obligations incurred by such Person pursuant to any derivatives, swaps or other hedging arrangements; (k) any Taxes deferred by the Companies under the CARES Act (including those deferred in connection with amounts paid at or in connection with the Closing); (l) payment obligations accrued or that, at such time of determination, are or become payable to any holder of any indebtedness of the types described in clauses (a) through (k) of this definition in connection with seeking or receiving any Consent, modification or amendment to any material provision of any such indebtedness or by reason of any default or alleged default of any such indebtedness; and (m) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (a) through (l).
“Indemnified Party” is defined in Section 7.7(a).
“Indemnified-Party Controlled Claim” is defined in Section 7.7(b).
“Indemnifying Party” is defined in Section 7.7(a).
“Indemnity Escrow Fund” is defined in Section 2.2(e)(i).
“Independent Accountants” is defined in Section 2.3(c).
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy, security or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected or where data subjects reside or are domiciled), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws and Laws concerning email, text message or telephone communications, the Federal Trade Commission Act, and any comparable foreign, federal, state or local Laws.
“Insurance Policies” is defined in Section 4.24.
“Intellectual Property” means, in any jurisdiction throughout the world, (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) published and unpublished copyrightable works, copyrights and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) computer software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, algorithms, data, and related documentation; (g) all rights in Internet websites, Internet domain names, and keywords (“Net Names”); (h) other proprietary or moral rights or rights of integrity or attribution; (i) copies and tangible embodiments (in whatever form or medium) of any of the foregoing; and (j) remedies against infringement or misappropriation thereof and rights to protection or enforcement of any interest therein.
“Interim Balance Sheet” means the unaudited balance sheet of the Company as at November 30, 2021, which is set forth in Section 4.5(a) of the Disclosure Schedules.
“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.
“International Trade Control Laws” is defined in Section 4.15(g).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company” or any other similar knowledge qualification means the actual or constructive knowledge of any individual set forth on Section 1.1(a) of the Disclosure Schedules, after reasonable inquiry.
“Latest FY Balance Sheet” means the unaudited balance sheet of the Company as at October 31, 2021, which is set forth in Section 4.5(a) of the Disclosure Schedules.
“Latest FY Balance Sheet Date” means the date of the Latest FY Balance Sheet.
“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, code, regulatory or administrative guidance, Order, constitution, treaty, or other restriction of any Governmental Body.
“Lease” is defined in Section 4.9(a).
“Leased Real Property” is defined in Section 4.9(a).
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“License” is defined in Section 4.12(d).
“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense (including any costs of investigation), fee, court costs or reasonable attorneys’ fees and expenses.
“Major Customer” is defined in Section 4.21.
“Major Supplier” is defined in Section 4.21.
“Material Contracts” has the meaning set forth in Section 4.11(a).
“Membership Interests” is defined in the opening paragraph.
“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Negotiation Period” is defined in Section 7.8(a).
“Net Names” has the meaning set forth in the definition of “Intellectual Property” above.
“Net Working Capital” means (a) the aggregate dollar amount of the current assets (excluding (1) spare parts inventory and (2) Cash) of the Company as of 11:59 p.m. on the day before the Closing Date (excluding, for the avoidance of doubt, any assets that (i) are held in escrow, (ii) are required to be held by or at the direction of a Governmental Body pursuant to a regulatory or Contractual requirement, (iii) are required to secure deposits or obligations to customers, suppliers, landlords or any other Person, or (iv) have been or are distributed or otherwise disposed of by the Company prior to or in connection with the Closing, including with respect to the payment of Indebtedness, Company Transaction Expenses, amounts payable to Related Persons or dividend or other distributions), minus (b) the aggregate dollar amount of the current Liabilities (specifically including all accounts payable, accrued vacation, payroll Liabilities, and Accrued HR Payments, whether current or long term, and specifically excluding Indebtedness and Company Transaction Expenses) of the Company as of 11:59 p.m. on the day before the Closing Date determined in accordance with GAAP and, to the extent consistent with GAAP, on the basis of the same accounting principles, policies, methods and procedures of the Company consistently applied as those used on the Balance Sheet and the Latest FY Balance Sheet. A representative example of the calculation of Net Working Capital is attached hereto as Schedule II.
“Off-Site Contamination” means Contamination (a) at, on or under any Real Property previously owned, leased or operated (whether known or unknown) by the Company or its Affiliates or (b) at, on or under any off-site location or locations to which the Company or its Affiliates transported, arranged for the transportation of, disposed of, released or otherwise caused or allowed to be present Hazardous Substances or materials containing Hazardous Substances, during ownership or operation of the Company’s businesses or the Real Property.
“On-Site Contamination” means Contamination in, on, under or about or emanating or migrating from or onto the Real Property, including the effects or results of migration, or the threat of migration, outside or beyond the boundary lines of the Real Property.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.
“Organizational Documents” means (a) any certificate or articles of incorporation, articles of organization, bylaws or limited liability company agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Owned Real Property” is defined in Section 4.9(b).
“Parent” is defined in the opening paragraph.
“Party” means Buyer, the Company, any Seller or Sellers’ Representative.
“Payoff Letters” is defined in Section 2.2(b).

“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any permit, license, franchise, registration, certificate, variance, allowance, Consent or similar right obtained (or required to be obtained) from, or issued by, any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course for monies not yet due (but which shall be satisfied by the Company at or prior to Closing), (b) any lien for Taxes not yet due and (c) any zoning or recorded easement, covenant, reservation or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Body, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.
“Post-Closing Price Adjustment” is defined in Section 2.4(a).
“PPP Loan” means the Promissory Note entered between the Company and Commerce Bank, dated April 17, 2020, in the aggregate principal amount of $780,500.
“Pre-Closing Statements” is defined in Section 2.2(b).
“Pre-Closing Tax Period” is defined in Section 8.1(a).

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
“Processing” or “Processed” or “Process” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction or disposal of Personal Information.
“Protected Persons” means farmers or growers whose grain is being supplied, directly or indirectly, to the Company.
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree and any other individual who resides with the specified individual.
“Representative” means, with respect to a particular Person, any manager, director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Persons” is defined in Section 6.3(a)(i).
“Retention Agreements” means the Retention Agreements to be entered into between the Company and each of the individuals set forth on Section 1.1(b) of the Disclosure Schedules.
“Sanctions Laws” is defined in Section 4.15(g).
“Securities Act” means the Securities Act of 1933.
“Security Incident” is defined in Section 4.13(c).
“Seed Distribution Agreement” means the Distributorship and License Agreement, substantially in the form of Exhibit C.
“Seller” or “Sellers” is defined in the opening paragraph.
“Seller Affiliated Party” means each Seller, Sellers’ Representative and each other Person (other than Buyer or its Affiliates) that have executed or will execute any Transaction Document.
“Seller Allocation Schedule” is defined in Section 2.2(e)(v).
“Seller Indemnified Parties” is defined in Section 7.2
“Seller Note” means, collectively, the promissory note issued by Buyer and the related Security Agreement among Buyer, the Company and Zeeland Farm Services, Inc., each in the form attached as Exhibit D.
“Sellers’ Representative” is defined in Section 9.15(a).
“Straddle Period” is defined in Section 8.1(b).
“Subsidiary” means any corporation or other entity with respect to which any entity owns, directly or indirectly, at least 50% of the Equity Interests or has the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body.
“Surveys” means the surveys set forth on Section 4.9(f) of the Disclosure Schedules.
“Tangible Personal Property” is defined in Section 4.9(a).
“Target Net Working Capital” is defined in Section 2.2(c)(ii).
“Tax” means (a) any federal, state, local, foreign or other taxes, charges, fees, levies or other assessments imposed by any Governmental Body, including income, gross receipts, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code § 59A), natural resources, customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned property, escheatment, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, however denominated or computed, and including any interest, penalty or addition thereto, whether disputed or not, (b) any Liability (contingent or otherwise) for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an Affiliated Group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, by operation of Law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Territory” means anywhere in the world.
“Third-Party Claim” is defined in Section 7.7(a).
“Trademark License Agreement” means the Trademark License Agreement dated January 1, 2021, between ZFS Licensing, Inc., as licensor, and ZFS Creston, LLC, as licensee.
“Trademark Usage Period” is defined in Section 6.3(e).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Retention Agreements, the Seed Distribution Agreement, the Express Termination of Trademark License, the Seller Note, the Transition Services Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transition Services Agreement” means the Transition Services Agreement among the Company and ZFS Solutions, LLC, substantially in the form of Exhibit E.
“Union” is defined in Section 4.19(b)
“USDA” is defined in Section 4.15(a).
“WARN Act” is defined in Section 4.15(j).
“White Flake” means marketable soybean meal that has been desolventized to keep protein solubility greater than or equal to a 45 Protein Dispersibility Index (PDI).
“Working Capital Escrow Amount” is defined in Section 2.2(e)(ii).
“Working Capital Escrow Fund” is defined in Section 2.2(e)(ii).
“ZFS Name” means “ZFS”, any name containing “ZFS”, and any name of any Affiliate of ZFS Solutions, LLC as set forth on Section 1.1(c) of the Disclosure Schedules.
ARTICLE II
SALE OF MEMBERSHIP INTERESTS
2.1Sale of Membership Interests; Closing; Closing Deliveries.
(a)At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase and accept from Sellers, the Membership Interests, free and clear of all Encumbrances, in exchange for the consideration specified and calculated in accordance with Section 2.2 below.
(b)The closing of the Transactions to be performed pursuant to this Agreement (the “Closing”) will take place by remote communication, commencing at 10:00 a.m. local time simultaneously with the execution of this Agreement on the date hereof, or such other date and time as the Parties may mutually determine (the “Closing Date”).
(c)The Company and Sellers shall deliver or cause to be delivered the following to Buyer at the Closing, unless waived in writing by Buyer:

(i)assignments of all of the outstanding Membership Interests, free and clear of any Encumbrances, in form and substance reasonably satisfactory to Buyer and Sellers, for transfer to Buyer;
(ii)the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;
(iii)the Retention Agreements, duly executed by the Company and applicable employees party thereto;
(iv)Termination of the Master Services Agreement between ZFS Creston, LLC and the Company; and
(v)the Seed Distribution Agreement, duly executed by Zeeland Farm Services, Inc.;
(vi)the Express Termination of Trademark License, duly executed by ZFS Licensing, Inc. and the Company;
(vii)the Seller Note, duly executed by the Company and Zeeland Farm Services, Inc., as applicable;
(viii)the Payoff Letters, dated as of the Closing Date or within a reasonable time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to the applicable Closing Date Indebtedness, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to Buyer;
(ix)a certificate of the manager or secretary of the Company and each Seller, as applicable, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles of organization or incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware and the Company LLC Agreement, (2) to the extent applicable, resolutions duly adopted by the board of managers or directors and members of the Company and each Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which the Company or any Seller is a party and (3) a certificate of existence or good standing as of a recent date of the Company from the Secretary of State of the State of Delaware and a certificate of existence or good standing as of a recent date of the Company from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the Company’s existence or good standing in any such jurisdiction;
(x)a completed IRS Form W-9, Request for Taxpayer Identification Number and Certification, with respect to each Seller;
(xi)the documents required by Section 2.2;
(xii)evidence of the termination of each Contract between the Company and any other member of the Seller Group or any Related Person of any of the foregoing, in form and substance reasonably satisfactory to Buyer;
(xiii)the Consents listed on Section 2.1(c)(xiii) of the Disclosure Schedules, each of which is in full force and effect and in the form approved by Buyer;
(xiv)evidence, reasonably satisfactory to Buyer, that all Indebtedness owed to the Company by any Seller or any Related Person of any Seller or the Company must have been paid in full by such Person; and

(xv)the Transition Services Agreement, duly executed by the Company and the applicable Seller Affiliated Parties party thereto.
(d)Buyer shall deliver or cause to be delivered the following to Sellers at the Closing:
(i)the Escrow Agreement, duly executed by Buyer and the Escrow Agent, must have been delivered to Sellers’ Representative;
(ii)each Consent listed on Section 2.1(d)(ii) of the Disclosure Schedules must have been obtained, delivered to Sellers’ Representative, be in full force and effect, and be in the form approved by Sellers’ Representative;
(iii)the Seed Distribution Agreement, duly executed by Benson Hill Seeds, Inc., must have been delivered to Sellers’ Representative;
(iv)the Seller Note, duly executed by Buyer, must have been delivered to Sellers’ Representative;
(v)the Guaranty Agreement, duly executed by Parent, must have been delivered to Sellers’ Representative;
(vi)a fully executed copy of the Gavilon Guaranty and Release, in a form acceptable to Sellers; and
(vii)evidence of amendment of the Operating Agreement of Company to remove Sellers’ Representative as the manager of the Company.
2.2Consideration.
(a)The aggregate consideration for all of the Membership Interests will be (i) $80,000,000(the “Base Amount”), as adjusted pursuant to Sections 2.2(c) and 2.4 (the “Closing Consideration”).
(b)Prior to the Closing Date, Sellers’ Representative has delivered to Buyer a good faith, written estimate of the Closing Date Cash (the “Estimated Closing Date Cash”), the Net Working Capital (the “Estimated Net Working Capital”) and the Closing Date Indebtedness (the “Estimated Indebtedness”), in each case together with supporting work papers and any other related documentation reasonably requested by Buyer. In addition, Sellers’ Representative has delivered to Buyer prior to the Closing Date a schedule reflecting the amount of all Company Transaction Expenses (the “Company Transaction Expense Schedule” and, collectively with the schedules of Estimated Closing Date Cash, Estimated Net Working Capital and Estimated Indebtedness, the “Pre-Closing Statements”) and payoff letters with respect to the Closing Date Indebtedness on Schedule 2.2(b) executed by the lenders party thereto (the “Payoff Letters”), which Payoff Letters provide for, among other things, the terms and conditions for payment and satisfaction in full of all such Indebtedness and release of all Encumbrances granted in connection therewith.
(c)The estimated Closing Consideration (the “Estimated Closing Consideration”) will be an amount equal to the Base Amount, increased or decreased as set forth below:
(i)the amount of the Estimated Closing Date Cash will be added to the Base Amount;
(ii)if the Estimated Net Working Capital exceeds $0 (the “Target Net Working Capital”), the amount of such excess will be added to the Base Amount;
(iii)if the Estimated Net Working Capital is less than the Target Net Working Capital, the amount of such deficit will be subtracted from the Base Amount;

(iv)the amount of the Estimated Indebtedness will be subtracted from the Base Amount; and
(v)the amount of the Company Transaction Expenses will be subtracted from the Base Amount.
(d)The Estimated Closing Consideration in respect of all of the Membership Interests shall be paid in accordance with and on the terms and conditions set forth in this Agreement.
(e)Subject to the terms and conditions of this Agreement, at the Closing:
(i)out of the Estimated Closing Consideration, Buyer will pay $4,000,000 (the “Indemnity Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds, such amount to be kept in a segregated account (the “Indemnity Escrow Fund”) and held for the period set forth in, and distributed in accordance with the terms of, the Escrow Agreement and this Agreement;
(ii)out of the Estimated Closing Consideration, Buyer will pay $1,000,000 (the “Working Capital Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds, such amount to be kept in a segregated account (the “Working Capital Escrow Fund”) and held for the period set forth in, and distributed in accordance with the terms of, the Escrow Agreement and this Agreement;
(iii)Buyer will, or will cause the Company to, pay to the applicable lenders the amounts of Closing Date Indebtedness set forth in the Payoff Letters by wire transfer of immediately available funds to the account or accounts of such lenders as set forth in such Payoff Letters;
(iv)Buyer will, or will cause the Company to, pay all of the Company Transaction Expenses; and
(v)Buyer will pay the remaining amount of the Estimated Closing Consideration (after deducting the Escrow Amount) to Sellers’ Representative, by wire transfer of immediately available funds, who shall distribute the same to the Sellers, in accordance with the allocation set forth on Schedule 2.2(e)(v) (the “Seller Allocation Schedule”).
2.3Final Closing Statement.
(a)Within 75 days after the Closing Date, Buyer will deliver to Sellers’ Representative a statement (the “Final Closing Statement”) setting forth Buyer’s reasonable, good faith calculation of the Closing Date Cash, the Net Working Capital, the Closing Date Indebtedness, the Company Transaction Expenses, the Post-Closing Price Adjustment, if any, and the resulting Closing Consideration.
(b)Subject to the execution of customary confidentiality undertakings, Sellers’ Representative and its accounting representatives will be entitled to examine the work papers related to the preparation of the Final Closing Statement and the relevant books and records of the Company and to discuss the preparation of the Final Closing Statement with Buyer and the Company.
(c)If Sellers’ Representative disagrees with the calculation of the Closing Consideration, Sellers’ Representative must deliver to Buyer, within 30 days after the date Buyer delivered the Final Closing Statement and the calculations related thereto to Sellers’ Representative, a written notice and description of each such disagreement (a “Dispute Notice”). If Sellers’ Representative does not deliver a Dispute Notice within such 30-day period, the calculation of the Closing Consideration delivered by Buyer to Sellers’ Representative shall be deemed to be final and binding on the Parties. If a Dispute Notice is delivered by Sellers’ Representative to Buyer within such 30-day period, Buyer and Sellers’ Representative will negotiate in good faith to resolve any disagreements set forth in such Dispute Notice. If, after a period of 30 days following the date on which such Dispute Notice is delivered, Buyer and

Sellers’ Representative have not resolved each such disagreement, then either Buyer or Sellers’ Representative will be entitled to submit such disagreements to a nationally recognized independent accounting firm reasonably approved by Buyer and Sellers’ Representative (the “Independent Accountants”) so long as such submitting party provides written notice of such submission to the nonsubmitting party. Within 10 Business Days after receipt of such written notice, Buyer and Sellers’ Representative will each present its position on the disputed items to the Independent Accountants in writing, and the Parties will require the Independent Accountants, within 30 days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by Sellers’ Representative and not resolved by Sellers’ Representative and Buyer with respect to the determination of the Closing Consideration, and the resolution by the Independent Accountants of such matters will be within the range of the amounts claimed by Sellers’ Representative and Buyer and will be final and binding on the Parties. The fees and expenses of the Independent Accountants will be borne by Sellers and Buyer in proportion to the amounts by which their respective calculations of the Closing Consideration differ from the Closing Consideration as finally determined by the Independent Accountants.
2.4Post-Closing Price Adjustment.
(a)The Closing Consideration will be an amount equal to the Estimated Closing Consideration, increased or decreased as set forth below (the “Post-Closing Price Adjustment”):
(i)if the Closing Date Cash is greater than the Estimated Closing Date Cash, the amount of such excess will be added to the Estimated Closing Consideration;
(ii)if the Closing Date Cash is less than the Estimated Closing Date Cash, the amount of such deficit will be subtracted from the Estimated Closing Consideration;
(iii)if the Net Working Capital exceeds the Estimated Net Working Capital, the amount of such excess will be added to the Estimated Closing Consideration;
(iv)if the Net Working Capital is less than the Estimated Net Working Capital, the amount of such deficit will be subtracted from the Estimated Closing Consideration;
(v)if the Closing Date Indebtedness exceeds the Estimated Indebtedness, the amount of such excess will be subtracted from the Estimated Closing Consideration;
(vi)if the Closing Date Indebtedness is less than the Estimated Indebtedness, the amount of such deficit will be added to the Estimated Closing Consideration;
(vii)if the Company Transaction Expenses are less than the Company Transaction Expenses paid at Closing pursuant to the Company Transaction Expense Schedule, the amount of such deficit will be added to the Estimated Closing Consideration; and
(viii)if the Company Transaction Expenses are greater than the Company Transaction Expenses paid at Closing pursuant to the Company Transaction Expense Schedule, the amount of such excess will be subtracted from the Estimated Closing Consideration.
(b)Within 10 Business Days after the final determination of the Closing Consideration, (i) if the Closing Consideration exceeds the Estimated Closing Consideration, Buyer will pay to Sellers’ Representative, by wire transfer of immediately available funds to the bank account designated by Sellers’ Representative pursuant to Section 2.2(e), the amount of such excess, such amount to be distributed by Sellers’ Representative among Sellers in accordance with the Seller Allocation Schedule; or (ii) if the Closing Consideration is less than the Estimated Closing Consideration (a “Closing Consideration Shortfall”), (A) Buyer and Sellers’ Representative will jointly instruct the Escrow Agent to pay to Buyer out of the Working Capital Escrow Fund, by wire transfer of immediately available funds to a bank account designated by Buyer, the amount of such deficit; (B) to the extent the amount of such deficit exceeds the Working Capital Escrow Fund, Buyer and Sellers’ Representative will jointly instruct the Escrow Agent to pay Buyer out of the Indemnity Escrow Fund, by wire transfer of immediately available funds to a bank account designated by Buyer, the amount of such deficit; and (C) to the extent the amount of such deposit exceeds the amounts available for distribution under the Indemnity Escrow Fund, Sellers shall jointly and severally pay to Buyer the amount of such excess by wire transfer of immediately available funds to a bank account designated by Buyer.
(c)Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Closing Consideration for Tax purposes, unless otherwise required by Law.
(d)Subject to Section 7.6(c), the Post-Closing Price Adjustment (including the components thereof), as finally determined in accordance with Section 2.3 and this Section 2.4, shall not limit any Buyer Indemnified Party’s rights to indemnification pursuant to ARTICLE VII.
2.5Intended Tax Treatment; Allocation of Allocable Consideration.
(a)The Parties agree that the sale of the Memberships Interests by Sellers to Buyer shall be treated for U.S. federal and all applicable state and local income Tax purposes as a transfer of partnership interests by Sellers and as a purchase by Buyer of the Assets owned by the Company as of the Closing pursuant to Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2.
(b)Within 30 days after the date on which the Closing Consideration is finally determined pursuant to Section 2.3 and Section 2.4, Buyer shall deliver to Sellers’ Representative a schedule allocating the Closing Consideration plus the liabilities of the Company as of immediately prior to the Closing and any additional amounts treated as consideration (collectively, the “Allocable Consideration”) among the Assets owned by the Company as of the Closing for Tax purposes (the “Allocation Schedule”), which allocation shall be made in a manner consistent with the guidelines attached hereto as Section 2.5(b) of the Disclosure Schedules (the “Allocation Guidelines”) and Code § 1060 and the Treasury Regulations issued thereunder.
(c)Sellers’ Representative shall notify Buyer within 30 days of receipt of the Allocation Schedule of any reasonable objection Sellers’ Representative may have thereto. Sellers’ Representative and Buyer agree to attempt to resolve any such objection with respect to such proposed allocation as promptly as practicable and in good faith. If Sellers’ Representative and Buyer cannot mutually resolve Sellers’ Representatives’ reasonable objections, the dispute shall be presented to the Independent Accountants, and the Independent Accountants shall, within 30 days thereafter, render a final and binding decision upon all of the parties. The fees, costs and expenses of the Independent Accountants incurred in connection therewith shall be borne in equal amounts by Buyer, on the one hand, and Sellers, on the other hand. After the Closing, all of the Parties will file all Tax Returns, declarations, and reports with any Governmental Bodies consistent with the Allocation Schedule (as revised to reflect resolutions of disputes by the Independent Accountants, if applicable), and in any Proceeding related to the determination of any income Tax, none of Buyer, Sellers, the Company or their respective Affiliates shall take a position inconsistent with the Allocation Schedule. Without limiting the generality of the preceding sentence, Buyer will follow the allocation set forth on the Allocation Schedule in complying with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or foreign Tax law, as appropriate) to the deemed purchase by Buyer of the Assets, and the Company and each Seller will follow the allocation set forth on the Allocation Schedule for purposes of determining the portion of the gain or loss recognized by each Seller on the sale of such Seller’s Membership Interest that is attributable to the “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code) of the Company. In the event that there is any proposed adjustment to the Allocable Consideration pursuant to this Agreement, Buyer shall revise the Allocation Schedule to reflect any such adjustment using the same methodology as used in the initial Allocation Schedule and shall promptly deliver such revised Allocation Schedule to Sellers’ Representative.
2.6Withholding. Notwithstanding anything to the contrary in ARTICLE II, to the extent required by the Code or other applicable Law, Buyer, the Escrow Agent and any other applicable withholding agent shall be permitted to deduct and withhold, and pay over to the applicable Governmental Bodies, the amount of any Taxes that such Person determines in good faith are required to be deducted or withheld from any payments required to be made to or for the benefit of Sellers under this Agreement or the Escrow Agreement. Any amounts so deducted or withheld shall be treated as if paid to the Seller for whom the deduction or withholding was required.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AFFILIATED PARTIES
Sellers jointly and severally represent and warrant as follows:
3.1Organization and Authority. Each Seller Affiliated Party has the full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller Affiliated Party is or will be a party and to perform such Seller Affiliated Party’s obligations thereunder. This Agreement constitutes the valid and legally binding obligation of each Seller Affiliated Party, enforceable against each Seller Affiliated Party in accordance with the terms of this Agreement. Upon the execution and delivery by each Seller Affiliated Party of each other Transaction Document to which such Seller Affiliated Party is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller Affiliated Party, enforceable against such Seller Affiliated Party in accordance with the terms of such Transaction Document.
3.2Title. Each Seller owns of record and beneficially, and has good and valid title to, the Membership Interest set forth next to such Seller’s name on Section 3.2 of the Disclosure Schedules, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law). Each Seller has full and exclusive power, right and authority to vote all of the Membership Interest owned by such Seller and is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Membership Interests or (b) any voting trust, proxy or other Contract relating to the voting of any Membership Interests. Upon delivery of such Seller’s Membership Interest to Buyer on the Closing Date in accordance with this Agreement and upon the delivery of the portion of the Closing Consideration applicable to such Seller at the Closing pursuant to Section 2.2 and upon Buyer’s admission as a Member in the Company, the entire legal and beneficial interest in such Seller’s Membership Interest and good, valid and marketable title to such Membership Interest will pass to Buyer, free and clear of all Encumbrances (including any spousal interests (community or otherwise)) other than restrictions of general applicability imposed by federal or state securities Laws.
3.3No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time, (a) violate any Law to which any Seller Affiliated Party or any of the Membership Interests is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Seller Affiliated Party is a party or by which any Seller Affiliated Party is bound or to which any of the Membership Interests are subject or the performance of which is guaranteed by any Seller Affiliated Party; or (c) result in the imposition of any Encumbrance on any Membership Interest. No Seller Affiliated Party is required to notify, make any filing with, or obtain any Consent of any Person in connection with the Transactions.
3.4Litigation. There is no Proceeding pending or, to the knowledge of any Seller, threatened or anticipated against any Seller Affiliated Party relating to or affecting the Transactions.
3.5No Brokers’ Fees. No investment banker, broker, finder or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with this Agreement or the Transactions as a result of any arrangement made by any Seller Affiliated Party.
3.6Securities Laws.
(a)Sellers understand that the Seller Note has not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”), or any applicable state securities Laws and that Buyer’s reliance on the exemptions from registration under the 1933 Act and applicable state securities Laws is predicated in part on the representations and warranties of the Sellers set forth herein.

(b)Each Seller and the holder of the Seller Note is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Sellers and the Company jointly and severally represent and warrant as follows:
4.1Organization, Qualification and Limited Liability Company Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required. Section 4.1 of the Disclosure Schedules sets forth the Company’s jurisdiction of formation, the other jurisdictions in which it is qualified to do business and its managers, directors and officers. The Company has full limited liability company power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations under this Agreement, each other Transaction Document and otherwise. The Company has delivered to Buyer correct and complete copies of the Organizational Documents of the Company. The Company LLC Agreement has not been amended, restated, supplemented or otherwise modified since it was executed. The Company is not in violation of any of its Organizational Documents. The minute books, the unit or stock certificate books and the unit or stock ledger of the Company, as delivered or made available to Buyer, are correct and complete.
4.2Capitalization. Section 4.2 of the Disclosure Schedules contains a list of the record and beneficial holders of all Membership Interests, and the ownership share of each such holder. The entire authorized Equity Interests of the Company consist solely of the Membership Interests set forth on Section 4.2 of the Disclosure Schedules, all of which Membership Interests are outstanding and owned, beneficially and of record, by Sellers. There is no other issued or outstanding Equity Interest of the Company other than the Membership Interests. All of the outstanding Membership Interests have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding securities convertible or exchangeable into Equity Interests of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Equity Interests of the Company. There are no authorized or outstanding stock or unit appreciation rights, phantom stock or unit plans, profit participation rights or similar rights with respect to the Company. The Company has not violated any securities Law in connection with the offer, sale or issuance of any of its Equity Interests or other equity or debt securities. Except as set forth on Section 4.2 of the Disclosure Schedules, there are no voting trusts, proxies or other Contracts relating to the voting of the Equity Interests of the Company. There are no accrued, required or unpaid distributions with respect to any issued and outstanding Equity Interests that will not be satisfied in full by the payment of the Closing Consideration pursuant to and in accordance with the terms of this Agreement. The Company does not control directly or indirectly or have any direct or indirect Equity Interest in any Person. The Company does not have any Subsidiaries.
4.3Authority. The Company has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by the Company have been duly authorized by all requisite limited liability company action on its part. This Agreement and each other Transaction Document to which the Company is or will be a party constitutes, or will constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.
4.4No Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time, (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit of the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of the Company; (c) violate any Organizational Document of the Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Company is a party or by which the Company is bound or to which any Asset is subject or under which the Company has any rights or the performance of which is guaranteed by the Company, except in each case as would not, individually or in the aggregate, have a material impact on the Company or the Assets; (e) cause Buyer or the Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any asset owned or used by the Company. Except as set forth in Section 4.4 of the Disclosure Schedules or as required under the HSR Act or any antitrust, competition or similar Laws of any other jurisdiction (such Laws, together with the HSR Act, the “Antitrust Laws”), the Company does not need to notify, make any filing with or obtain any Consent of any Person in order to perform the Transactions.
4.5Financial Statements; Books and Records; Internal Controls.
(a)Section 4.5(a) of the Disclosure Schedules includes full, complete and correct copies of the financial statements listed therein (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition, results of operations, cash flows and changes in equity of the Company (other than, for the avoidance of doubt, financial statements that do not include statements of cash flows) as of and for their respective dates and with respect to the applicable periods covered thereby, as applicable.
(b)The Company’s books and records (including all financial records, business records, customer lists and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects, and all transactions to which the Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Company’s industry, (iv) form the basis for the Financial Statements, and (v) reflect in all material respects the Assets, Liabilities, financial position, results of operations, cash flows (other than, for the avoidance of doubt, financial statements that do not include statements of cash flows) and changes in equity of the Company on an accrual basis. All computer-generated reports and other computer output included in the Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
(c) The Company has established, maintains and adheres to a system of internal accounting controls that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements) (A) that the Company’s records accurately and fairly reflect the transactions and dispositions of the Assets, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Assets. The Company has not identified or been made aware of (1) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (2) any fraud or similar wrongdoing that involves the Company’s management or other employees who have a role in the preparation of financial statements (including the Financial Statements) of, or the internal accounting controls utilized by, the Company or (3) any claim or allegation regarding any of the foregoing.
4.6Absence of Certain Changes. Except as set forth on Section 4.6 of the Disclosure Schedules, since the Latest FY Balance Sheet Date:
(a)the Company has not sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course;
(b)the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $100,000;

(c)except for Commodity Contracts (i) involving payments in the aggregate of less than $1,000,000 and (ii) entered in the Ordinary Course (provided, that as used in this Section 4.6(c), “Ordinary Course” shall be consistent with the description set forth on Section 4.6(c) of the Disclosure Schedule) the Company has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $100,000 or that cannot be terminated without penalty on less than 90 days’ notice, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $100,000 to which the Company is a party or by which any of them or any of their assets is bound;
(d)no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any Asset;
(e)the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $100,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $100,000;
(f)the Company has not issued, created, incurred, assumed or become subject to any Indebtedness (or series of related Indebtedness) involving more than $100,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;
(g)the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $100,000;
(h)the Company has not issued, sold or otherwise disposed of any of its Equity Interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Equity Interests or declared, set aside, made or paid any dividend or distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any Equity Interests of the Company or amended any of its Organizational Documents;
(i)the Company has not (i) conducted its businesses outside the Ordinary Course, (ii) except as described on Section 4.6 of the Disclosure Schedules, made any loan to, or entered into any other transaction with, any of its managers, directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its managers, directors, officers or, except in the Ordinary Course, employees, or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its managers, directors, officers or employees;
(j)the Company has not made any material payments, engaged in any discount activity or paid any other consideration to any customers or vendors, other than in the Ordinary Course;
(k)neither the Company nor any Seller (with respect to or that relates to the Company) has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(l)there has not been any Proceeding commenced or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company or its businesses or any asset owned or used by it;
(m)there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any material occurrence, event or incident related to the Company outside of the Ordinary Course or (iii) any material adverse change in the businesses, operations, properties, assets, Liabilities or condition (financial or otherwise) of the Company, and no event has occurred or circumstance exists that may result in any such material adverse change; and
(n)the Company has not agreed or committed to any of the foregoing.
4.7No Undisclosed Liabilities. Except as set forth on Section 4.7 of the Disclosure Schedules, the Company does not: (a) to the Knowledge of the Company, have any Liabilities except for (i) Liabilities to the extent reflected or reserved against on the Latest FY Balance Sheet and (ii) Liabilities that do not exceed $25,000 individually or $250,000 in the aggregate; or (b) have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP except for (x) Liabilities to the extent reflected or reserved against on the Latest FY Balance Sheet and (y) Liabilities that do not exceed $25,000 individually or $250,000 in the aggregate. Without limiting the forgoing, the Company does not have, and has never had, any Indebtedness pursuant to the Paycheck Protection Program under Sec. 1102, et seq., of the CARES Act, other than the PPP Loan.
4.8Title to and Sufficiency of Assets. Except as set forth on Section 4.8 of the Disclosure Schedules, the Company has good and valid (and, in the case of the Owned Real Property, good and marketable indefeasible fee simple) title to, or a valid leasehold interest in, every property and asset used by it, located on any of its premises, purported to be owned by it, or shown on the Latest FY Balance Sheet or acquired by the Company after the Latest FY Balance Sheet Date (including (a) the Real Property, (b) the Tangible Personal Property and (c) the Intellectual Property owned, licensed or used by the Company) (collectively, the “Assets”) that are necessary to conduct the business of the Company as currently conducted, free and clear of any Encumbrances except Permitted Encumbrances. Except as set forth on Section 4.8 of the Disclosure Schedules, the Assets constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
4.9Tangible Personal Property; Real Property.
(a)Section 4.9(a) of the Disclosure Schedules lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property of the Company (the “Tangible Personal Property”). Section 4.9(a) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by the Company (the “Leased Real Property”), the lessor, the lessee, the lease term and the lease, sublease or other Contract pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals or extensions thereto (each, a “Lease”); and (iii) the current use of such Real Property.
(b)With respect to the Real Property owned by the Company (the “Owned Real Property”), the Company has made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company (or any processor in interest) acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any Seller Affiliated Party and relating to the Owned Real Property.
(c)With respect to the Leased Real Property, the Company has made available to Buyer true, complete and correct copies of each Lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. The Company is in compliance with the terms and conditions of each Lease and, to the Knowledge of the Company, there is no default by the landlords under each such Lease.
(d)The use and operation of the Real Property in the conduct of the Company’s businesses do not violate any Law, Order, Permit or Contract or Encumbrance and constitute a permitted use under the current zoning and other governmental land-use restrictions applicable to the Real Property. Except for Permitted Encumbrances, if any, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings or otherwise affecting the current use, occupancy or value of the Real Property. The Company has not received any notifications from any Governmental Body or insurance company requiring improvements to the Real Property or any other actions relative to the Real Property. All buildings, plants, structures and other improvements owned or used by the Company lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Other than Permitted Encumbrances, there are no Contracts granting to any third party or parties the right of use or occupancy of any Real Property, and there are no third parties in possession of any Real Property. All of the Real Property abuts on and has adequate direct vehicular access to a public road, and there is no pending or, to the Knowledge of the Company, threatened termination of such access. Except as described on Section 4.9(d) of the Disclosure Schedules, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Company’s businesses, and neither the Company nor any Seller Affiliated Party has received any notice of discontinuance of or reduction in such services.
(e)Except as described on Section 4.9(e) of the Disclosure Schedules, the buildings, plants, structures, Tangible Personal Property, Real Property and other tangible assets that are owned or leased by the Company are structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put, ordinary wear and tear excepted. To the Knowledge of the Company, none of such buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset. All of the tangible assets owned or leased by the Company are located on the Real Property.
4.10Accounts Receivable. All Accounts Receivable represent valid obligations arising from products or services actually sold by the Company in the Ordinary Course. The Accounts Receivable are current and collectible in accordance with their terms. Section 4.10 of the Disclosure Schedules contains a list of all Accounts Receivable as of the Latest FY Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.
4.11Contracts.
(a)Section 4.11 of the Disclosure Schedules lists, by applicable numbered subcategory, the following Contracts to which the Company is a party or by which the Company is bound or to which any Asset is subject or under which the Company has any rights or the performance of which is guaranteed by the Company (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):
(i)each Contract (or series of related Contracts) (A) that involves delivery or receipt of products or services of an amount or value in excess of $100,000, (B) that was not entered into in the Ordinary Course or (C) that involves expenditures or receipts in excess of $100,000;
(ii)each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting in any material respect the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or tangible personal property, including each Lease and License;
(iii)each licensing agreement or other Contract with respect to Intellectual Property necessary to operate, or otherwise material to, the business, including any agreement with any current or former employee, consultant or contractor regarding the ownership, misappropriation or non-disclosure of any Intellectual Property (other than agreements and licenses for commonly available, non-customized third-party software licensed to the Company for internal use on a nonexclusive basis (including pursuant to software as a service agreements), and terms and conditions of use of websites, in each case that require aggregate payments of less than $25,000), specifying, with respect to each such Contract, the particular item(s) of Intellectual Property related thereto;
(iv)each joint venture or partnership, or any Contract involving a sharing of profits, with any other Person;

(v)each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;
(vi)each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(vii)each Contract that requires the Company to use any vendor or third party for all or substantially all of the Company’s requirements or needs or requires the Company to provide a third party “most favored nation” or similar protective pricing terms;
(viii)each power of attorney;
(ix)each Contract (or series of related Contracts) for capital expenditures in excess of $100,000;
(x)each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course;
(xi)each Contract for Indebtedness;
(xii)each Contract to guarantee the obligations of, or to indemnify, any third party (other than (A) indemnification of customers, vendors or service providers in the Ordinary Course and (B) indemnification obligations set forth in the Company LLC Agreement or other similar Organizational Documents);
(xiii)each employment-related or consulting Contract, including Contracts regarding competitive business activities, proprietary and confidential information and intellectual property;
(xiv)each Contract with a Major Customer or Major Supplier;
(xv)each Contract with a Governmental Body;
(xvi)each Contract to which any Seller Affiliated Party or any Related Person of any Seller Affiliated Party is a party or otherwise has any rights, obligations or interests, including any intercompany or similar agreement; and
(xvii)each Contract not terminable without penalty on less than 90 days’ notice.
(b)The Company has made available to Buyer (i) a correct and complete copy of each written Material Contract and (ii) to the Knowledge of the Company, a written summary setting forth the terms and conditions of each oral Material Contract. Except as set forth on Section 4.11 of the Disclosure Schedules, each Material Contract, with respect to the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. The Company is not in breach or default, and no event has occurred or circumstances exist that with or without notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract, other than breaches or defaults that would not affect, or be reasonably expected to affect, the Company’s rights and obligations under any applicable Material Contract. To the Knowledge of the Company, no other party is in breach or default, and no event has occurred or circumstances exist that with or without notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. The Company has not repudiated, and to the Knowledge of Company no other party to any Material Contract has repudiated, any provision of any Material Contract.

(c)The Company obtained the PPP Loan through the United States Small Business Administration under the CARES Act. At the time of the submission of the application to the PPP Loan, and at the time the PPP Loan was funded, to the Knowledge of the Company, the Company has satisfied all of the applicable criteria for a PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act. The application materials and supporting documentation with respect to the PPP Loan delivered by the Company to the financial institution(s) providing the PPP Loan were true and correct. The Company has maintained accounting and other records relating to the proceeds and use thereof of the PPP Loan that comply with the CARES Act, true, correct and complete copies of which have been made available to Parent. All representations and warranties made by the Company, or any officers or representatives of the Company, in each document evidencing the PPP Loan are true and correct. The PPP Loan has been forgiven in accordance with the CARES Act and has been paid in full and discharged in all respects, and the Company has no further obligations in connection with the PPP Loan.
4.12Intellectual Property.
(a)The Intellectual Property owned by the Company, together with the Intellectual Property licensed by the Company, including pursuant to those Licenses listed on Section 4.11(a)(iii) of the Disclosure Schedules (other than commonly available, non-customized third party software licenses to the Company for internal use on a nonexclusive basis (including pursuant to software as a service agreements) that require aggregate payments of less than $25,000) constitute all Intellectual Property used in or necessary for the operation of the business of the Company. Except as described on Section 4.12(a) of the Disclosure Schedules, each item of Intellectual Property owned, licensed or used by the Company immediately prior to the Closing will be owned, licensed or available for use by the Company on identical terms and conditions immediately following the Closing, and, except as set forth in a License listed on Section 4.11(a)(iii)of the Disclosure Schedules, the Company has the right to use them without payment to any Person. As disclosed on Sections 4.8, 4.11(a)(iii), and 4.12(a) of the Disclosure Schedules, following the Closing, the Company will need to purchase certain third-party software licenses necessary to conduct the business of the Company as currently conducted, because such software licenses will not be available to the Company on the same terms and conditions immediately following the Closing as immediately prior to the Closing. To the Knowledge of the Company, the Company has taken every reasonably necessary action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. Each item of Intellectual Property owned, licensed or used by the Company is valid, subsisting and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
(b)To the Company’s Knowledge, the Company has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties. The Company has not received any written notice alleging any such violation, infringement or other conflict. To the Knowledge of the Company, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of the Company.
(c)Section 4.12(c) of the Disclosure Schedules identifies each patent or registration (including in relation to copyrights, trademark rights, and rights in Net Names) that has been issued to the Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that the Company has made with respect to any of its Intellectual Property and identifies each license, agreement or other permission that the Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. Section 4.12(c) of the Disclosure Schedules also identifies each trade name or unregistered trademark or service mark owned by the Company. With respect to each item of Intellectual Property required to be identified on Section 4.12(c) of the Disclosure Schedules and except as expressly set forth on Section 4.12(c) of the Disclosure Schedules, (i) the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (iii) no Proceeding is pending or, to the Knowledge of the Company, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; (iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and (v) no maintenance fees, Taxes or actions will fall due within 90 days after the Closing Date.

(d)Section 4.11(a)(iii) of the Disclosure Schedules identifies each item of Intellectual Property that any Person other than the Company owns and that the Company uses pursuant to a license, agreement or permission (a “License”) (other than agreements and licenses for commonly available, non-customized third-party software licensed to the Company for internal use on a nonexclusive basis (including pursuant to software as a service agreements), and terms and conditions of use of websites, in each case that require aggregate payments of less than $25,000). With respect to each item of Intellectual Property required to be identified on Section 4.11(a)(iii) of the Disclosure Schedules, (i) such item is not subject to any Order; (ii) no Proceeding is pending or, to the Knowledge of the Company, is threatened or anticipated that challenges the legality, validity or enforceability of such item and (iii) the Company has not granted any sublicense or similar right with respect to the License relating to such item.
(e)Section 4.12(e) of the Disclosure Schedules lists all software owned, developed (or being developed), used, marketed, distributed, licensed or sold by the Company (other than commonly available, non-customized third-party software licensed to the Company for internal use on a nonexclusive basis (including pursuant to software as a service agreements) that require aggregate payments of less than $25,000) and identifies which software is owned, licensed, leased, or otherwise used, as the case may be. All of such software is either (i) owned by the Company; (ii) in the public domain or otherwise available to the Company without the license, lease, or Consent of any third party or (iii) used under rights granted to the Company pursuant to a License. No such software that is or has been, or that is being developed to be, marketed, distributed, licensed or sold by the Company to customers, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could require, or could condition the use or distribution of such software on, the disclosure, licensing or distribution of any source code for any portion of such software, or that could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any such software.
(f)The Company has not received any written notice asserting any claim with respect to, or challenging or questioning, the ownership, validity of, or right to use any trade secrets used in or necessary to the conduct or operation of the Company’s business. There has been no disclosure by the Company to any other Person of any such trade secrets, other than pursuant to a written confidentiality agreement. To the Knowledge of the Company, there has been no unauthorized disclosure of or unauthorized access to any such trade secrets.
(g)No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Intellectual Property owned by the Company. No Person who was involved in, or who contributed to, the creation or development of any such Intellectual Property, has performed services for a Governmental Body, university, college, or other educational institution or research center in a manner that would affect Company’s rights in such Intellectual Property.
(h)Each former or current employee, consultant or independent contractor has assigned to the Company all Intellectual Property he, she or it owns that is related to the Company’s business as now conducted and as presently proposed to be conducted and all Intellectual Property that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment, consulting or other relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.
4.13Privacy and Data Security.
(a)The Company and, to the Knowledge of the Company, all vendors, processors or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company comply, and at all times have complied, with all of the following: (i) Information Privacy and Security Laws and (ii) all obligations or restrictions concerning the privacy, security or Processing of Personal Information under any Contract to which the Company is a party or it or its Assets are otherwise bound.
(b)The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (i) conflict with or result in a violation or breach of any Information Privacy and Security Laws or Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company) or (ii) require the Consent of or notice to any Person concerning such Person’s Personal Information.
(c)No Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor or other third party for or on behalf of the Company, has been subject to any data or security breach or any attempted or successful unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or Processing (a “Security Incident”), and the Company has not notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Body or other Person of any Security Incident.
(d)The Company has not received any notice, request, claim, complaint, correspondence or other communication in writing from any Governmental Body or other Person, and there has not been any enforcement action (including any fines or other sanctions) or other Proceeding, relating to any actual, alleged or suspected Security Incident or violation of any Information Privacy and Security Law involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor or other third party for or on behalf of the Company.
4.14Tax.
(a)The Company has timely filed or caused to be timely filed with the appropriate Governmental Bodies all Tax Returns that the Company was required to have filed. All Tax Returns filed by the Company are true, correct and complete in all respects. All Taxes owed (or required to be remitted) by the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Bodies. Section 4.14(a) of the Disclosure Schedules (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited or have been the subject of an investigation, examination or other Proceeding, (iii) identifies those Tax Returns that currently are the subject of audit, examination or other Proceeding, (iv) lists all Tax rulings and similar determinations requested or received by the Company or any Seller, and (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof. The Company has delivered or made available to Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, the Company during the six-year period ending on the date hereof. All deficiencies for Taxes asserted or assessed against Company have been fully and timely paid, or otherwise settled with the relevant Governmental Body.
(b)The Company has withheld or collected, and timely paid to the appropriate Governmental Bodies, all Taxes required to have been withheld or collected and remitted, has complied with all information reporting and Tax withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, member, equityholder, independent contractor or other third party.
(c)The Company has collected all sales and use, value added, goods and services and other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
(d)No claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. The Company has no Knowledge of any claim relating to Taxes that, if adversely determined, would result in an Encumbrance on any of the Assets. The unpaid Taxes of Company did not, as of the Latest FY Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest FY Balance Sheet and the Interim Balance Sheet, and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company.
(e)The Company has not received any written notification that an audit, examination, investigation or other Proceeding may be commenced, with respect to any Tax Returns of, or any Taxes due from, the Company. There is no basis for any Governmental Body to, and no Seller or manager or director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Body to, assess any additional Taxes for any period. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or remitted) by the Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company has Knowledge.
(f)The Company has not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of the Company has been requested, granted or currently is in effect.
(g)The Company is, and since its formation has been, an entity treated as a partnership for U.S. federal and applicable state and local income Tax purposes at all times during in its existence, and no election to change the U.S. federal income Tax treatment of the Company to a classification other than a partnership under “check-the-box” regulations of Treasury Regulations §§ 301.7701-1, 301.7701-2, or 301.7701-3 or otherwise has been filed or will be filed prior to the Closing Date with any Governmental Body.
(h)The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.
(i)The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement. The Company has not been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract or otherwise. The Company has not agreed, nor is it required to make, any adjustments under Code § 481(a) (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise.
(j)The Company has not, directly or indirectly, participated in any transaction (including, the Transactions) that would constitute a “reportable transaction” or “listed transaction” as defined in Code § 6707A and Treasury Regulations § 1.6011-4.
(k)The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) use of the cash method of accounting or long-term contract method of accounting prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(l)Buyer will not be required to deduct and withhold any amount under Code § 1445(a) or otherwise upon the transfer of the Membership Interests to Buyer. The Company does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is treated as a partnership for U.S. federal, state or local income Tax purposes.
(m)No private letter rulings, technical advice memoranda or similar rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(n)The Company has not entered into any agreement or arrangement with any Governmental Body that requires the Company to take any action or to refrain from taking any action with respect to Taxes.
(o)No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
(p)All of the Company’s property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property Tax purposes.
(q)The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise ever had an office or fixed place of business in a country other than the United States of America.
(r)The Company has is not now, and since its formation has not been, a cash basis taxpayer for U.S. federal income Tax purposes.
(s)The Company has not deferred any Taxes (including the withholding, payment or collection thereof) under the CARES Act, and neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
4.15Legal Compliance.
(a)The Company has complied, and is complying (and has conducted, and is conducting, its businesses in compliance) with all applicable Laws, including Laws enforced or administered by the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Agriculture (“USDA”) or any other Governmental Body.
(b)There is no Proceeding pending or, the Knowledge of the Company, threatened by the FDA, the USDA or any other Governmental Body with respect to the Company, the Company’s businesses or the Company Products, and no Seller Affiliated Party has received notice of any such Proceeding. The Company has not received, and is not subject to, any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or written notice from the FDA, the USDA or any other Governmental Body.
(c)All registrations, reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA, the USDA or any other Governmental Body by or with respect to the Company have been so filed, maintained or furnished.
(d)Each Company Product has been and continues to be in compliance with, and the Company has been and is in compliance with, to the extent applicable, all (i) requirements of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended (“FFDCA”), and implementing regulations and requirements adopted by the FDA in Title 21 of the Code of Federal Regulations (including FFDCA’s prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act; 21 C.F.R. pt. 1 Subpart H (Registration of Food Facilities); 21 C.F.R. pt. 101 (Food Labeling); applicable animal food labeling requirements set out by the Association of American Feed Control Officials Manual (latest edition in effect); 21 C.F.R. pt. 170 (Food Additives);

21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food); 21 C.F.R. pt. 117 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food and Hazard Analysis and Risk-Based Preventive Controls for Human Food); 21 CFR pt 507 (Current Good Manufacturing Practices for Food for Animals); (Hazard Analysis and Risk-Based Preventive Controls for Food for Animals) and 21 CFR pt. 1 Subpart O (Sanitary Transportation of Human and Animal Food)); (ii) requirements under applicable state Law, including state Laws with respect to the adulteration and misbranding of food; and (iii) Laws enforced by any Governmental Body with jurisdiction over food or food additives and any of the Company’s operations.
(e)Section 4.15(e) of the Disclosure Schedules contains a complete and accurate list of each Permit held by the Company or that otherwise relates to the business of the Company or any Asset. Each listed Permit is valid and in full force and effect. There is no reason why such Permit will not be renewed. The Permits listed on Section 4.15(e) of the Disclosure Schedules constitute all of the Permits necessary to allow the Company to lawfully conduct and operate its businesses as currently conducted and operated and as proposed to be conducted and operated and to own and use the Assets as currently owned and used and as proposed to be owned and used. The Company has not received any written notice that any Governmental Body has commenced or may commence any Proceeding to suspend, revoke, withdraw, or otherwise limit any Permit obtained by the Company or limit the ability of the Company to develop, manufacture, market or distribute any Company Products. To the Knowledge of the Company, there is no act, omission, event or circumstance by the Company that would or reasonably would be expected to result in any such Proceeding.
(f)The Company has not been debarred by the FDA under 21 U.S.C. § 335a (2000) or by any other Governmental Body. The Company does not use, nor has Company ever used, in any capacity the services of any Person who at the time that the services were rendered was debarred by the FDA under 21 U.S.C. § 335a(2000) or by any other Governmental Body. Neither the Company nor any officer, employee, manager, director, agent or distributor of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Laws or authorized by 21 U.S.C. §335a(b) or any similar Laws. All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA, the USDA or any other Governmental Body by the Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing) such that no Liability, whether or not contingent, exists with respect to such filing.
(g)Each of the Company and, to the Knowledge of the Company, each Representative of the Company is, and has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the Foreign Corrupt Practices Act, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Body (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries, (v) anti-boycott regulations, as administered by the U.S. Department of Commerce and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”). Section 4.15(g) of the Disclosure Schedules contains a complete and accurate list of each country to which the Company Products were exported since January 1, 2020. The Company has not received any written notice of and, to the Knowledge of the Company, no Representative of the Company is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
(h)The Company has not received any written notice of, and to the Knowledge of the Company is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable Law or Permit, and no act, omission, event or circumstance has occurred that would or reasonably would be expected to result in any such action
(i)The Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened Proceeding, Warning Letter, Untitled Letter, Consent Decree, consent agreement, arbitration, investigation, or other action from any Governmental Body, including the FDA, the USDA or any other Governmental Body the United States Department of Justice, alleging potential or actual non-compliance by, or Liability of, the Company under any applicable Law or Permit. The Company is not a party to a corporate integrity agreement or a Consent Decree or memorandum of agreement with any Governmental Body. The Company has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Body.
(j)The Company is in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local Law. The Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.
4.16Litigation. Except as set forth on Section 4.16 of the Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing relating to or affecting (a) the Company or its businesses or any Asset or (b) the Transactions. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth on Section 4.16 of the Disclosure Schedules, there is no outstanding Order to which the Company or Asset is subject. Section 4.16 of the Disclosure Schedules lists all Proceedings pending at any time during the past 4 years in which the Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all material Proceedings pending at any time during the past 3 years in which the Company has been a plaintiff. Section 4.16 of the Disclosure Schedules lists all Orders in effect at any time on or after April 17, 2018 to which the Company has been subject or any asset owned or used by the Company is subject.
4.17Company Products.
(a)The Company Products do not suffer and have not suffered from any defects resulting from any breach by or on behalf of the Company of any Contract, Law or Permit, including any defects that have given or could give rise to any breach of Contract, product liability, professional liability or warranty claims or any obligation to report any such defect to any Governmental Body. The Company is not subject to any Liabilities arising from any injury to person or property as a result of the ownership, possession, provision or use of any Company Products. To the Knowledge of the Company, no circumstances exist involving the safety aspects of any Company Products that would give rise to any reporting obligation to any Governmental Body.
(b)No Company Products have been subject to an FDA designated Class I, Class II or Class III recall (whether voluntary or otherwise); there have been no Proceedings (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any Company Products; and there is no current plan or any discussion underway by the Company or, to the Knowledge of the Company, any other Person regarding a recall, withdrawal or suspension of any Company Products.
(c)Except as set forth in Section 4.17 of the Disclosure Schedules, the Company has not made any express or implied warranties or guarantees with respect to any Company Products. There are no, and there have not been any, product liability, professional liability, warranty or other similar claims or Proceedings made against or involving the Company or any Company Products or threatened in writing against the Company; no such claims or Proceedings or threatened claims or Proceedings have been settled, adjudicated or otherwise disposed of; and, to the Knowledge of the Company, no act, omission, event or circumstance has occurred that could or could reasonably be expected to result in any such Proceeding.
4.18Environmental.
(a)Except as set forth on Section 4.18 of the Disclosure Schedules, the Company has complied and is in compliance with all Environmental Laws. The Company has made all required filings with each appropriate Governmental Body under applicable Environmental Laws that are required for its operation of the Company’s businesses.
(b)The Company has obtained and complied with, and is in compliance with, all Permits that are or have been required pursuant to any Environmental Law for the occupation of its facilities and the operation of its businesses. All such Permits are set forth on Section 4.15(e) of the Disclosure Schedules and, except as set forth on Section 4.18 of the Disclosure Schedules, are in full force and effect. To the extent necessary for the continued operation of the Company’s businesses, except as set forth on Section 4.18 of the Disclosure Schedules, applications for renewal Permits have been submitted on a timely basis. To the Knowledge of the Company, no Governmental Body or other Person has a reason or an intent to modify, cancel, terminate, object to, revoke or not renew any Permit. All fees required to have been paid in connection with all such Permits have been paid.
(c)Except as set forth on Section 4.18 of the Disclosure Schedules the Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.
(d)Except as set forth on Section 4.18 of the Disclosure Schedules, none of the following exists at any property or facility currently owned, leased or operated by the Company, and none of the following existed at any property or facility previously owned, leased or operated by the Company (including, to the Knowledge of the Company, predecessors in interest) at or before the time the Company ceased to own, lease or operate such property or facility: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas.
(e)The Company has not (i) generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or (ii) owned, leased or operated any property or facility (and, to the Knowledge of the Company, no such property or facility is contaminated by any Hazardous Substance), except in each case in a manner that has not given and would not give rise to any Liability for noncompliance, including any Liability for assessment, response costs, corrective action costs, personal injury, occupational safety, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law.
(f)Neither the Transaction Documents nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws.
(g)Except as set forth on Section 4.18 of the Disclosure Schedules, the Company has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. Except as set forth on Section 4.18 of the Disclosure Schedules, the Company is not the subject of any pending or outstanding Order or Contract with any Governmental Body or other Person pursuant to Environmental Laws, including any that imposes or seeks to impose Liability with respect to the Company’s businesses or on the Company.
(h)To the Knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any

Environmental Law. Other than the Owned Real Property and the Leased Real Property, the Company has never owned, leased or subleased any Real Property.
(i)Except as set forth on Section 4.18 of the Disclosure Schedules, the Company is not subject to any pending or, to the Knowledge of the Company, threatened, Proceedings alleging On-Site Contamination, Off-Site Contamination or noncompliance with, or actual or potential Liability under, Environmental Laws and has not received any written or oral communication alleging On-Site Contamination, Off-Site Contamination or noncompliance with or potential Liability under any Environmental Law.
(j)The Company has not caused or contributed to any On-Site Contamination and, to the Knowledge of the Company, no On-Site Contamination exists on, about, under or beneath the Real Property and, to the Knowledge of the Company, no Contamination exists on, about or under any other real property now or previously owned, leased or used by the Company at any time prior to the Closing.
(k)Except as set forth on Section 4.18 of the Disclosure Schedules, the Company has not received written or oral notice of, and there is no, pending:
(i)Proceeding instituted (or, to the Knowledge of the Company, threatened) against the Company, the Real Property, or any property previously owned, leased or used by the Company, by a Governmental Body pursuant to any Environmental Law; or
(ii)Proceeding instituted (or, to the Knowledge of the Company, threatened) by any Person against the Company, the Real Property, or any property previously owned, leased or used by the Company (or any predecessor in interest) asserting (A) any form of Liability or Loss resulting from, or claimed to result from, the Company’s businesses due to Contamination on, about, beneath or arising from the Leased Real Property or (B) any alleged violation of Environmental Law by or on behalf of the Company.
(l)The Company has not made any written communication to, or received any written communication from, any Governmental Body or another Person arising out of or in connection with actual or alleged Contamination under, on, about or beneath the Real Property (or any other property previously owned, leased or used by the Company), including any notice of violation, citation, complaint, Order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.
(m)There are no investigations of the Company’s businesses, operations or currently or previously owned, operated or leased property pending (or, to the Knowledge of the Company, threatened) which could reasonably be expected to result in the Company incurring Liability pursuant to any Environmental Law.
(n)The Company (and, to the Knowledge of the Company, any predecessor in interest) has not sent wastes (including without limitation Hazardous Substances) to a facility or property that, pursuant to any Environmental Law, (i) is subject to or the source of a claim, Order or other request to take removal or remedial action, or other response or corrective action, or to pay money under any Environmental Law, or (ii) is otherwise the subject of any federal or state Proceeding relating to any Environmental Law.
(o)The Company has made available full and accurate copies of all assessment reports, studies, investigations, notices, and communications with any Governmental Body or other materials relevant to the matters referenced in this Section 4.18.
4.19Employees.
(a)The Company has previously delivered or made available to Buyer the following information with respect to each Active Employee and Active Consultant of the Company: name, age, classification as an employee or independent contractor/consultant, date of commencement of employment or engagement, job title, reporting relationship, work location (city and state), current base salary or hourly rate of compensation or contract fee, part-time or full-time status, Fair Labor Standards Act classification (exempt/non-exempt), any change in compensation since October 31, 2020, current commission and incentive compensation participation and eligibility, bonus or incentive arrangements, immigration status if not a U.S. citizen, whether on a leave of absence and if so, the reason for such leave and the expected return-to-work date, and sick and vacation leave and other paid time off that is accrued and unused.
(b)The Company is not, and never has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and to the Knowledge of the Company never has been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is not and has never been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company is under no obligation to bargain with any Union.
(c)The Company has withheld all amounts required by Law or Contract to be withheld from the wages, salaries, and other payments to employees, and the Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees and Consultants all wages, salaries, fees, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Consultants, as applicable. The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company under any workers’ compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Except as set forth on Section 4.19(c) of the Disclosure Schedules, the Company is and at all times in the past has been in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including any such Laws respecting labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification (exempt/nonexempt), independent contractor/consultant classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All Consultants are properly classified as independent contractors under all applicable Laws. All Active Employees classified as exempt under the Fair Labor Standards Act and similar state and local wage and hour laws are properly classified. The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.
(d)Except as set forth on Section 4.19(d) of the Disclosure Schedules, there are and have been no claims, charges, complaints, grievances, investigations, disciplinary matters or controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of the Active Employees, Active Consultants, former employees of the Company or former Consultants, which claims, charges, complaints, grievances, investigations, disciplinary matters or controversies have resulted or could result in a Proceeding, including any claims, charges, complaints, grievances, investigations, disciplinary matters or controversies relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification (exempt/non-exempt), independent contractor/consultant classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.
(e)The Company is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. The Company maintains a Form I-9 for each employee for whom such a Form I-9 must be maintained, and the Company has delivered to Buyer complete and correct copies of valid Form I-9s for each such employee. No charge or complaint against the Company is pending or, to the Knowledge of the Company, threatened under the Immigration Reform and Control Act of 1986, as amended.
(f)To Company’s Knowledge, no Active Employee or Active Consultant is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee or Consultant other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company. To the Knowledge of the Company, no Active Employee or Active Consultant has any plans to terminate his or her employment or engagement with the Company. Except as set forth in Section 4.19(f) of the Disclosure Schedules, the employment of each of the Active Employees is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any Active Employee.
(g)Except as set forth on Section 4.19(g) of the Disclosure Schedules, the Company does not have and has never had any employees located outside of the United States and does not have, and during the last 12 months has not had, any Consultants located outside the United States. The Company has provided Buyer with executed copies of all employment agreements, service provider agreements, consulting agreements, independent contractor agreements, and other agreements between the Company and each Active Employee or Active Consultant and each former employee or former contractor to whom further payments are or may become due or who have or may have performance obligations to the Company, including all agreements regarding competitive business activities, proprietary and confidential information and intellectual property, and all offer letters pertaining to all Active Employees.
4.20Employee Benefits.
(a)Section 4.20 of the Disclosure Schedules lists each Employee Benefit Plan.
(i)Each Employee Benefit Plan (and each related trust, insurance Contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, COBRA, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and other applicable Laws.
(ii)All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan.
(iii)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.
(iv)Each Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code § 401(a), has received a favorable determination letter from the IRS that it is such a “qualified plan” or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that Employee Pension Benefit Plan and the related trust are exempt from federal income Taxes under Code §§ 401(a) and 501(a), respectively, and, to the Knowledge of the Company, there are no facts or circumstances that could adversely affect the qualified status of any Employee Pension Benefit Plan.
(v)The Company has no commitment, intention or understanding to modify or terminate any Employee Benefit Plan.

(vi)The Company has not attempted to maintain the grandfathered health plan status under Health Care Reform of any Employee Benefit Plan.
(vii)Except as set forth on Section 4.20 of the Disclosure Schedules, the execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee, manager or director of the Company.
(viii)No Employee Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained or participated in, or has any obligations with respect to, any Employee Pension Benefit Plan that is subject to Title IV of ERISA or Code § 412. Except as set forth on Section 4.20 of the Disclosure Schedules, no Employee Benefit Plan is a “multiple employer welfare arrangement” as described in ERISA § 3(40) or a “multiple employer plan” as described in ERISA § 210(a) or Code § 413(c). Neither the Company nor any other member of the “controlled group” (as defined in Code § 1563) that includes the Company contributes, has contributed, has been required to contribute or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has or will have any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan.
(ix)The Company has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, together with any summary of material modifications thereto; the most recent determination, opinion or advisory letter received from the IRS; the Form 5500 Annual Reports, summary annual reports, and non-discrimination testing results for the two most recent plan years, all related trust agreements, insurance Contracts and other funding agreements that implement each Employee Benefit Plan; copies of material notices, letters or other correspondence from the IRS, DOL, Department of Health and Human Services, PBGC or other Governmental Bodies.
(b)With respect to each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or has maintained or to which any of them contributes, has contributed or has been required to contribute or had any Liability:
(i)No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a “reportable event” (as defined in ERISA § 4043) as to which notices would be required to be filed with the PBGC. No Proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been commenced or, to the Knowledge of the Company, is threatened or anticipated.
(ii)There has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened or anticipated. To the Knowledge of the Company, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.
(iii)The Company has not incurred and, to the Knowledge of the Company, the Company is not reasonably likely to incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA § 4201) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.
(c)The Company does not maintain or contribute, has not maintained or contributed or been required to maintain or contribute, and as a result of the Transactions will not be required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA, or other than in accordance with Company’s disability plans or severance arrangements).
(d)The Company does not have and has not had any Employee Benefit Plans that are “non-qualified deferred compensation plans” within the meaning of Code § 409A(d)(1).
(e)The consummation of the Transactions will not, either alone or together with any other event, give rise to the payment of any amount that would not be deductible pursuant to Section 280G (determined without regard to Section 280G(b)(4) or 280G(b)(5) of the Code). No amount paid or payable (whether in cash, property or in the form of benefits) by the Company in connection with the Transactions (either solely as a result thereof of as a result of such Transactions in conjunction with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(f)Each Employee Benefit Plan that is an “employee benefit plan” as such term is defined in Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety on a prospective basis and without Liability except as to benefits accrued thereunder prior to such amendment or termination.
4.21Customers and Suppliers. With respect to each of the 2 fiscal years most recently completed prior to the date hereof, Section 4.21 of the Disclosure Schedules lists (a) the 10 largest (by dollar volume) customers of the Company during each such period (each, a “Major Customer”) (showing the dollar volume for each) and (b) the 10 largest (by dollar volume) suppliers or vendors of the Company during each such period (each, a “Major Supplier”) (showing the dollar volume for each). Since the Balance Sheet Date, no Major Customer or Major Supplier has given the Company notice (whether written or oral) terminating, canceling, materially reducing the volume under, materially delaying deliveries, declaring any force majeure, declaring a default or renegotiating the pricing terms or any other terms of any Contract or relationship with the Company or threatening to take any of such actions, and, to the Knowledge of the Company, no Major Customer or Major Supplier intends to do so. Except as set forth on Section 4.21 of the Disclosure Schedules, no Major Customer or Major Supplier (i) has, to the Knowledge of the Company, adopted any plan of liquidation or dissolution or (ii) has, to the Knowledge of the Company, filed a petition in bankruptcy or consented to the filing of any bankruptcy petition against it.
4.22Transactions with Related Persons. Except as set forth on Section 4.22 of the Disclosure Schedules, neither any member, equityholder, manager, officer, director or employee of the Company nor any Related Person of any of the foregoing has (a) owned any interest in any Asset, (b) been involved in any business or transaction with the Company or (c) engaged in competition with the Company. Except as set forth on Section 4.22 of the Disclosure Schedules, neither any member, equityholder, manager, officer, director or employee of the Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, the Company or (ii) has any Indebtedness owing to the Company. Except as set forth on Section 4.22 of the Disclosure Schedules, the Company does not (A) have any claim or right against any member, equityholder, manager, officer, director or employee of the Company or any Related Person of any of the foregoing or (B) have any Indebtedness owing to any member, equityholder, manager, officer, director or employee of the Company or any Related Person of any of the foregoing.
4.23Capital Expenditures. Attached to Section 4.23 of the Disclosure Schedules is (a) a list of the Company’s capital expenditures in excess of $250,000 for the current fiscal year and (b) the Company’s budget for capital expenditures for its current fiscal year. Except as set forth on Section 4.23 of the Disclosure Schedules, there are no capital expenditures that the Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the business of the Company following the Closing in the manner currently conducted by the Company.
4.24Insurance. Section 4.24 of the Disclosure Schedules sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which the Company is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the name of the policyholder, the period of coverage and the amount of coverage. The Company has delivered to Buyer true and complete copies of each Insurance Policy and each pending application of the Company for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. The Insurance Policies are, and following the Closing will remain, in full force and effect and shall continue to provide the same level of coverage for claims made or arising on or after the Closing Date as such policies provide for claims made or arising prior to the Closing Date. Section 4.24 of the Disclosure Schedules describes any self-insurance arrangements affecting the Company. The Company is in compliance in all material respects with all obligations relating to insurance created by Law or any Contract to which the Company is a party. The Company has delivered or made available to Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.
4.25Solvency. As of immediately prior to the Closing, the Company (a) owns assets the fair saleable value of which are greater than the total amount of its Liabilities, (b) has capital that is not unreasonably small in relation to its business as presently conducted or proposed to be conducted, (c) does not intend to incur and has no Knowledge that it will incur debts beyond its ability to pay such debts as they become due, and (d) has sufficient assets and cash flow to pay its Liabilities as those Liabilities mature or otherwise become payable.
4.26Bank Accounts. Section 4.26 of the Disclosure Schedules is a complete and correct list of all checking accounts, savings accounts, custodial accounts, safe deposit boxes or other similar accounts maintained by the Company (the “Bank Accounts”). Section 4.26 of the Disclosure Schedules sets forth for each Bank Account the bank name and branch address, the account number and the name of each Person with signature authority for each such Bank Account. The Company has not granted any outstanding powers of attorney to any Person.
4.27No Brokers’ Fees. No investment banker, broker, finder or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with this Agreement or the Transactions as a result of any arrangement made by the Company.
4.28No Acceleration of Rights and Benefits. Except for customary professional fees incurred in connection with this Agreement, the other Transaction Documents or the Transactions, the Company has not made, nor is the Company obligated to make, any payment to any Person in connection with the Transactions or any change of control. No rights or benefits of any Person have been (or will be) accelerated, increased or modified, and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions. Except as described in Section 4.28 of the Disclosure Schedules, the Company is not a party to any Contract which, by its terms, will require Buyer or any other Company to support its obligations under such Contract with a letter of credit or other collateral.
4.29Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, is of a quality and quantity usable and salable in the Ordinary Course, is free from defects and damage, and has at least ¾ of its stated shelf life remaining. Such inventory has been handled, stored and manufactured in accordance with (a) the applicable specifications for such inventory or Company Products, (b) Good Manufacturing Practices and (c) all applicable Laws. None of the inventory is (A) adulterated or misbranded within the meaning of the FFDCA or (B) an article which may not be introduced into interstate commerce under Section 505 of the FFDCA. Except as described in Section 4.29 of the Disclosure Schedules, all of the inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. Except as set forth on Section 4.29 of the Disclosure Schedules, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All of the inventory is located at the Company’s facilities.
4.30No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the other Transaction Documents or any certificates or other instruments delivered in connection with any of the foregoing, none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company. Sellers and the Company further acknowledge and agree that, except for the representations and warranties contained in this Agreement, the other Transaction Documents or any certificates or other instruments delivered in connection with any of the foregoing, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.
4.31Allocation. The Seller Allocation Schedule has been properly determined in accordance with the applicable terms of the Organizational Documents of the Company and is true and correct in all respects. Buyer shall be entitled to rely, and shall be fully protected in relying, upon the Seller Allocation Schedule.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Sellers as follows:
5.1Organization and Authority. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document to which Buyer is a party and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer of each Transaction Document to which Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.
5.2No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions by Buyer will, directly or indirectly, with or without notice or lapse of time, (a) violate any Law to which Buyer is subject, (b) violate any Organizational Document of Buyer or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Buyer is a party or by which Buyer is bound or the performance of which is guaranteed by Buyer. Except as otherwise disclosed to Sellers in writing or as otherwise required under applicable Antitrust Laws, Buyer need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.
5.3Litigation. To the knowledge of Buyer, there is no Proceeding pending or threatened in writing against Buyer that would prevent or materially delay the Closing.
5.4No Brokers’ Fees. Except as otherwise disclosed to Sellers in writing or as set forth in any Transaction Document, no investment banker, broker, finder or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with this Agreement or the Transactions as a result of any arrangement made by Buyer.
5.5No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the other Transaction Documents or any certificates or other instruments delivered in connection with any of the foregoing, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer. Buyer further acknowledges and agrees that, except for the representations and warranties contained in this Agreement, the other Transaction Documents or any certificates or other instruments delivered in connection with any of the foregoing, none of the Company, Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company.
5.6Wholly Owned Entities. Parent owns one hundred percent (100%) of the voting stock and beneficial ownership of Benson Hill Holdings, Inc. Benson Hill Holdings, Inc. owns one hundred percent (100%) of the voting stock and beneficial ownership of Buyer.

ARTICLE VI
COVENANTS
The Parties agree as follows with respect to the period following the Closing:
6.1Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, then upon the request of such Party each other Party will reasonably cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 7.1 without regard to Section 7.4).
6.2Confidentiality. Each Seller will, and will cause its Affiliates and its and their respective Representatives to, maintain the confidentiality of the Confidential Information at all times and to not, directly or indirectly, use any Confidential Information for its or their own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 6.2 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of any Transaction Document by any Seller Affiliated Party or any of its Affiliates or its or their respective Representatives or (b) any Seller is required to disclose by applicable Law; provided, however, that such Seller will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and reasonably cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, each Seller will, and will cause its Affiliates and its and their respective Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control; provided, however, that each Seller, such Seller’s Affiliates and such Seller’s Representatives may retain copies of Confidential Information (a) that are stored on such Seller’s, such Seller’s Affiliates’, or such Seller’s Representatives’ IT backup and disaster recovery systems until the ordinary course of deletion thereof or (b) as required by applicable Law or such Seller’s, such Seller’s Affiliates’, or such Seller’s Representatives’ document retention policies in existence on the date hereof. For the avoidance of doubt, the provisions of this Section 6.2 expressly override and terminate the provisions of any letter of intent or confidentiality agreement, including with respect to confidentiality and nonsolicitation.
6.3Restrictive Covenants.
(a)Seller Restrictive Covenants. As an inducement for Buyer and Sellers to enter into this Agreement, and for and in consideration of the portion of the Closing Consideration received, directly or indirectly, by each Seller, the Parties agree that:
(i)from and after the Closing and continuing for 5 years following the Closing Date, Sellers shall not, and they shall not permit any of their direct or indirect equity holders, Affiliates or any Person that is an Affiliate of or has any shared or overlapping ownership with any of the foregoing (all such Persons, collectively, “Restricted Persons”) (and Sellers shall be jointly and severally liable for any actions or inactions by any Restricted Persons that are not consistent with the restrictions set forth in this Section 6.3) to, directly or indirectly, either individually or as an owner, principal, equityholder, member, partner, joint venturer, investor, employer, director, manager, officer, employee, consultant, agent, or (without limitation by the specific enumeration of the foregoing) in any other manner or capacity whatsoever:
(A)engage, participate, assist or have any interest in any Competitive Business (provided, however, that nothing herein shall prohibit any Restricted Person from being a passive owner of not more than 4.99% of the outstanding equity securities of any Person that is publicly traded so long as the Restricted Person does not have any active participation in the business of such Person);

(B)intentionally interfere with the direct or indirect business relationships (whether formed prior to or after the date of this Agreement) between the Company or any of its Affiliates and customers, suppliers, farmers, growers, licensors or licensees of or for, directly or indirectly, the Company or any of its Affiliates; provided, however, that nothing in this Section 6.3(a)(i)(B) shall prohibit Restricted Persons from engaging in any business or activity other than the Competitive Business with Persons other than Protected Persons; or
(C)solicit or entice, or attempt to solicit or entice, any customers, suppliers, farmers, growers, licensors or licensees of or for, directly or indirectly, the Company or any of its Affiliates for purposes of diverting their business or services from the Company or any of its Affiliates; provided, however, that nothing in this Section 6.3(a)(i)(C) shall prohibit Restricted Persons from engaging in any business or activity other than the Competitive Business with Persons other than Protected Persons; and
(ii)from and after the Closing and continuing for 3 years following the Closing Date, Sellers shall not, and they shall not permit any Restricted Persons to, directly or indirectly, (A) recruit, solicit or otherwise induce or influence any employee of the Company or any Affiliate of the Company in the Company Business to discontinue or otherwise terminate his or her employment with the Company or any of its Affiliates, (B) induce or influence any individual who is a consultant, contractor, sales representative or agent to discontinue or otherwise terminate his or her relationship with the Company or any of its Affiliates, or (C) retain, engage or employ (or seek to retain, engage or employ) as an employee, consultant, contractor, sales representative, agent or in any other capacity, any person who is then (or was at any time within the preceding 12 months) an employee of the Company or any Affiliate of the Company in the Company Business (including any such person employed by the Company or any Affiliate of the Company in the Company Business in the 12 months prior to the Closing); provided, however, in no event shall this subsection (C) restrict any Restricted Person from recruiting, soliciting or otherwise inducing or influencing any person pursuant to a general solicitation which is not directed specifically to any such person so long as no Restricted Person actually retains, engages or employs any such person; and provided, further than nothing in this subsection (ii) shall prohibit Sellers or any Restricted Persons from recruiting, soliciting, inducing, influencing, retaining, engaging or employing any employee who was involuntarily terminated by the Company without cause. For purposes of this Section 6.3(a)(ii), the Company Business means the businesses in which the Company engages.
(b)in the event of any breach of Section 6.3(a), the time period of the breached covenant shall be extended for the period of such breach. Each Seller acknowledges that the restrictions contained in Section 6.3(a) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in Section 6.3(a) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to be reduced to the maximum time, geographic, product or service, or other limitations permitted by applicable Law, not to exceed any covenant contained in Section 6.3(a). The covenants contained in Section 6.3(a) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(c)Buyer Injunctive Relief. Each Seller specifically recognizes that any breach of Section 6.3(a) may cause irreparable injury to Buyer and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement or otherwise), Sellers agree that in the event of any such breach, Buyer shall be entitled to seek injunctive relief (without any necessity of posting bond) in addition to such other legal and equitable remedies that may be available. Further, in the event that Sellers have been found to have violated any of the terms of

Section 6.3(a) either after a preliminary injunction hearing or a trial on the merits, Sellers shall pay to Buyer its costs and expenses, including reasonable attorneys’ fees, in enforcing the terms thereof.
(d)Buyer Covenant Not to Solicit. As an inducement for Buyer and Sellers to enter into this Agreement, and for and in consideration of receipt of the Membership Interests by Buyer, the Parties agree that from and after the Closing and continuing for 3 years following the Closing Date, Buyer shall not, and shall not permit Parent, or any direct or indirect Subsidiary of Parent (which for purposes of this Section will be defined as any entity in which Parent directly or indirectly owns more than ten percent (10%) of the equity interests of (by vote or value) and has the right to (directly or indirectly) appoint all or a majority of the Board of Directors, Board of Managers, Managers, General Partner or other governing body), to, directly or indirectly, including as an owner, principal, equityholder, member, partner, joint venturer, investor, employer, independent contractor, agent, or (without limitation by the specific enumeration of the foregoing) in any other manner or capacity whatsoever, (A) to recruit, solicit or otherwise induce or influence any employee of any Restricted Person to discontinue or otherwise terminate his or her employment with any Restricted Person, (B) induce or influence any individual who is a consultant, contractor, sales representative or agent to discontinue or otherwise terminate his or her relationship with any Restricted Person, or (C) retain, engage or employ (or seek to retain, engage or employ), as an employee, consultant, contractor, sales representative, agent or in any other capacity, any person who is then (or was at any time within the preceding 12 months) an employee of any Restricted Person (including any such person employed by any Restricted Person in the 12 months prior to the Closing); provided, however, in no event shall this subsection (C) restrict Parent or any Subsidiary of Parent from recruiting, soliciting or otherwise inducing or influencing any person pursuant to a general solicitation which is not directed specifically to any such person so long as neither Parent nor any Subsidiary of Parent (as defined above) actually retains, engages or employs any such person; provided, further than nothing in this Section 6.3(d) shall prohibit Buyer, Parent or Subsidiary subject to this Section from recruiting, soliciting, inducing, influencing, retaining, engaging or employing any employee of a Restricted Person who was involuntarily terminated by a Restricted Person without cause.
(e)Covenant Not to Use ZFS Name. Following the Closing, Buyer shall not use any ZFS Name; ownership and the right to use of any ZFS Name will remain with Sellers and their Affiliates; and no right to the ownership and use of any ZFS Name shall transfer to Buyer. Within 30 days following the Closing, Buyer shall take all actions necessary to change the Company’s corporate name to not include any ZFS Name. Nothing in the foregoing or the Express Termination of Trademark License Agreement shall limit, and Sellers, on behalf of themselves and their Affiliates, including ZFS Licensing, Inc., hereby grant to Buyer and its Affiliates and the Company a non-exclusive, royalty-free, fully paid-up right and license to use the ZFS Name solely for the limited purposes of (i) forwarding emails or redirecting from email addresses, domains or social media accounts that include any ZFS Name and using systems or applications to support such forwarding or redirecting; (ii) using, having used, affixing, having affixed, making or having made any packaging or labelling that displays any ZFS Name during the 90-day period following the Closing Date (the “Trademark Usage Period”) or, with respect to packaging and labelling in existence at the end of the Trademark Usage Period, at any time thereafter, in relation to goods and services provided by or on behalf of, or otherwise utilizing any of the assets of, the Company, provided that Buyer and its Affiliates and the Company, as applicable, comply with the quality standards in the Trademark License Agreement; (iii) continuing to refer to, making available, or otherwise using any regulatory filings, public announcements, or similar documents that were made prior to the Closing or otherwise in accordance with this Agreement and that include any ZFS Name; or (iv) making historical use or nominative use of any ZFS Name, including to refer to the Transactions; provided, however, that Buyer and its Affiliates and the Company, as applicable, do not use any ZFS Name in a manner that would reasonably imply any ongoing affiliation with Sellers or their Affiliates.
(f)Seller Injunctive Relief. Buyer specifically recognizes that any breach of subsection (c) may cause irreparable injury to Sellers and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement or otherwise), Buyer agrees that in the event of any such breach, Sellers shall be entitled to seek injunctive relief (without any necessity of posting bond) in addition to such other legal and equitable remedies that may be available. Further, in the event that Buyer has been found to have violated any of the terms of subsection (c) either after a preliminary injunction hearing or a trial on the merits, Buyer shall pay to Sellers their costs and expenses, including reasonable attorneys’ fees, in enforcing the terms thereof.
6.4Seller Undertakings. If it is determined that any Seller Affiliated Party holds any right, title or interest in or to any assets, properties, interests in properties or rights used by the Company as of the Closing Date, whether by reason of any defects in the organization of the Company or the proper maintenance of company status or good standing of the Company or otherwise, then Sellers shall, and shall cause the applicable Seller Affiliated Parties to, take all such acts as may be necessary or desirable to convey such right, title, or interest in or to any such assets, properties, interests in properties and rights to the Company.
6.5Financial Statements.
(a)Within the time periods specified in Section 6.5 of the Disclosure Schedules, each of Sellers and Sellers’ Representative shall, and shall cause their Affiliates to, use commercially reasonable efforts to prepare, or cause to be prepared, and deliver, or cause to be delivered (with the reasonable cooperation of Buyer), to Buyer any financial information that Buyer has reasonably determined is necessary for Buyer and the Company to prepare the financial statements that are required to be filed by Buyer or any Affiliates of Buyer (including Parent) with the Securities and Exchange Commission in connection with the Transactions, including the financial statements and financial information set forth in Section 6.5 of the Disclosure Schedules (collectively, the “S-X Financial Information”), together with executed consents of the Company’s independent registered public accounting firm authorizing Buyer and any Affiliate of Buyer (including Parent) to file the SX Financial Information, the Financial Statements and each such consent with the Securities and Exchange Commission, any other applicable securities regulatory authority and any applicable stock exchange (the “Auditor Consent”); provided, however, that nothing in this Section 6.5 shall cause Sellers or Sellers’ Representative to pay or incur any costs and expenses for any independent registered public accounting firm or other third-party services provider, and no such costs or expenses incurred by the Company shall be treated as Company Transaction Expenses. The SX Financial Information shall be prepared in accordance with GAAP (without the application of any exceptions for private companies) and the requirements of Regulation SX applied on a consistent basis throughout the periods covered thereby and shall present fairly the financial condition, results of operations, cash flows and changes in equity of the Company as of and for their respective dates and with respect to the applicable periods covered thereby, as applicable.
(b)In furtherance and not in limitation of the provisions set forth in Section 6.5(a), Sellers and Sellers’ Representative shall use commercially reasonable efforts, and their Affiliates shall (and Sellers and Sellers’ Representatives shall cause their Affiliates to) use commercially reasonable efforts, to enable Buyer to obtain, within the time periods set forth in Section 6.5 of the Disclosure Schedules and as otherwise required by the Exchange Act or the Securities Act, any audited and unaudited financial statements, schedules and pro forma financial information relating to the Company or the Transactions that Buyer or any of its Affiliates is required to file with the Securities and Exchange Commission, such financial statements and financial information to be prepared in accordance with GAAP and Regulation S-X. Sellers also hereby agree to consent (and cause their applicable Affiliates to consent) to the inclusion of all such information in any filings by Buyer or any Affiliate of Buyer with the Securities and Exchange Commission, any other applicable securities regulatory authority and any applicable stock exchange and to use commercially reasonable efforts to cause the Company’s auditors to provide to Buyer or its applicable Affiliates such auditors’ consent to the inclusion of any such financial information in any filings by or on behalf of Buyer or any Affiliate of Buyer with the Securities Exchange Commission, any other applicable securities regulatory authority and any applicable stock exchange.
6.6Data Room Thumb Drives. No later than 10 Business Days following the Closing Date, Sellers’ Representative will deliver three sets of the Data Room Thumb Drives to the attention of Buyer.
6.7Subsequent Actions. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, each Party shall take, and shall cause its proper officers and directors to take (as applicable), as soon as is reasonably practicable, all such necessary, proper or advisable actions.

ARTICLE VII
INDEMNIFICATION
7.1Indemnification by Sellers. After the Closing and subject to the terms and conditions of this ARTICLE VII, Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer, the Company and their respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and pay and reimburse Buyer Indemnified Parties for, all Losses suffered or incurred by, or imposed on, the Buyer Indemnified Parties, directly or indirectly, relating to or arising from:
(a)any breach of or inaccuracy in any representation or warranty made by any Seller Affiliated Party or the Company in this Agreement, the Escrow Agreement or any certificate delivered by any Seller Affiliated Party or the Company pursuant to this Agreement;
(b)any breach of any covenant or agreement of any Seller Affiliated Party in this Agreement or the Escrow Agreement;
(c)any claim by any Seller Indemnified Party or any Person claiming through or on behalf of any Seller Indemnified Party arising out of or relating to any act or omission by Buyer or any other Person in reliance upon instructions from or notices given by Sellers’ Representative;
(d)any (i) Company Transaction Expenses or (ii) Indebtedness of the Company;
(e)any inaccuracy contained in the Seller Allocation Schedule or failure of the Sellers’ Representative to distribute any portion of the Closing Consideration to the Sellers in accordance with the terms of this Agreement and the Seller Allocation Schedule;
(f)any Fraud by or on behalf of the Company in connection with the Transactions;
(g)any matter set forth on Schedule III; or
(h)any matter set forth on Schedule IV.
7.2Indemnification by Buyer. After the Closing, subject to the terms and conditions of this ARTICLE VII, Buyer will indemnify and hold harmless Sellers and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from, and pay and reimburse the Seller Indemnified Parties for, all Losses suffered or incurred by, or imposed on, the Seller Indemnified Parties, directly or indirectly, relating to or arising from (a) any breach of or inaccuracy in, any representation or warranty made by Buyer in this Agreement or (b) any breach of any covenant or agreement of Buyer in this Agreement.
7.3Survival and Time Limitations.
(a)Subject to the limitations and other provisions of this Agreement, all representations and warranties in this Agreement or any certificate delivered in accordance with this Agreement shall survive the Closing and remain in full force and effect until 11:59 p.m. Eastern Time on the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties in ARTICLE III (Representations and Warranties Regarding the Seller Affiliated Parties), Section 4.1 (Organization, Qualification and Limited Liability Company Power), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.8 (Title to and Sufficiency of Assets), Section 4.14 (Tax), Section 4.18 (Environmental), Section 4.20 (Employee Benefits), Section 4.27 (No Brokers’ Fees), Section 4.31 (Allocation), Section 5.1 (Organization and Authority), and Section 5.4 (No Brokers’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing until 11:59 p.m. Eastern Time on the date that is the later of (i) the 6th anniversary of the Closing Date or (ii) 60 days after the expiration of all applicable statutes or periods of limitations (giving effect to any waiver, mitigation or extension thereof) (which, for the avoidance of doubt, does not mean the statute of limitations applicable to a claim for breach of contract). All covenants and agreements contained herein shall survive the Closing indefinitely.

If any Buyer Indemnified Party or Seller Indemnified Party, as applicable, provides notice of a claim summarizing the claim in reasonable detail (based on facts to the extent then known) within the applicable time periods set forth above, such claim, and Liability for such claim, will continue until such claim is resolved, regardless of whether any Proceedings are instituted prior to the expiration of the applicable period set forth above.
(b)Notwithstanding anything to the contrary herein, in the event of any inaccuracy in or breach of a representation or warranty that constitutes or involves Fraud (including any Fraud by or on behalf of the Company, for which Sellers shall be fully responsible), such representation or warranty, and any claims in connection therewith, shall survive the Closing indefinitely.
7.4Limitations on Indemnification.
(a)Sellers will have no Liability with respect to the matters described in Section 7.1(a) and 7.1(h) until the total of all Losses with respect to such matters exceeds $500,000 (the “Basket”), at which point Sellers will be obligated to indemnify the Buyer Indemnified Parties for all Losses from the first dollar; provided, however, that any claim relating to any Fundamental Representation will not be subject to the Basket.
(b)Buyer will have no Liability with respect to the matters described in Section 7.2(a) until the total of all Losses with respect to such matters exceeds the Basket, at which point Buyer will be obligated to indemnify the Seller Indemnified Parties for all Losses from the first dollar; provided, however, that any claim relating to any Fundamental Representation will not be subject to the Basket.
(c)Sellers’ maximum aggregate Liability with respect to the matters described in Section 7.1(a) and 7.1(h) shall not exceed $10,000,000 (the “Cap”); provided, however, that any claim relating to any Fundamental Representation will not be subject to or counted towards the Cap.
(d)Buyer’s maximum aggregate Liability with respect to the matters described in Section 7.2(a) shall not exceed the Cap; provided, however, that any claim relating to any Fundamental Representation will not be subject to or counted towards the Cap; provided, further, that Buyer’s maximum Liability with respect to the matters described in Section 7.2 will not exceed an aggregate amount, which, if added to all other amounts paid under Section 7.2, is equal to the Closing Consideration.
(e)The indemnification provided for in this ARTICLE VII is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification. The amount of any Loss for which indemnification is provided under this ARTICLE VII shall be net of any insurance proceeds actually received by any Indemnified Party as an offset against such Loss after deducting any related costs and expenses (including Taxes), including the aggregate cost (including attorneys’ fees) of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The pendency of an insurance claim or the potential availability of insurance coverage shall not relieve Sellers or Buyer of their respective obligations to pay Losses when and as incurred by an Indemnified Party.
(f)The limitations set forth in this Section 7.4 will not apply to Losses arising out of or relating to Fraud.
7.5Claims Against the Company; Release.
(a)Following the Closing, the Seller Indemnified Parties may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of any Seller under Section 7.1. Each Seller Indemnified Party agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company by reason of the fact that any Seller Indemnified Party was, directly or indirectly, an equityholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, manager, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by Buyer or the Company against any Seller or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise).
(b)Effective upon the Closing, each Seller, on its behalf and on behalf of each of such Seller’s beneficiaries, Related Persons, estate, successors and assigns, hereby irrevocably and unconditionally releases Buyer and the Company (and their respective Affiliates and Related Persons, and each of their respective employees, directors, partners, members, managers, shareholders, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns and the like and any Person acting by, through, under or in concert with any of them) from, any and all Losses and Proceedings of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, contingent or otherwise, in contract or tort, direct or indirect, at law or in equity, that, in any such case, relate to any act, omission, facts, condition or event occurring or existing prior to or on the Closing Date or any obligation of Sellers under Section 7.1.
7.6Other Limitations
(a)The amount of Losses for which an Indemnified Party is seeking indemnification under this ARTICLE VII shall be reduced by the amount of insurance proceeds or other third party recoveries, in each case to the extent actually recovered by such Indemnified Party, in respect of any Losses incurred by such Indemnified Party (net of any expenses incurred by such Indemnified Party in recovering such amounts and net of any increased premiums). If any Indemnified Party receives any such insurance proceeds or other third party recoveries subsequent to an indemnification payment by the Indemnifying Party (as hereinafter defined), then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made to such Indemnified Party by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by such Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount and net of any increased premiums.
(b)No Indemnifying Party shall be liable for any punitive damages, except to the extent payable in connection with a Proceeding involving a third party or a Governmental Body where such damages are actually awarded.
(c)A Buyer Indemnified Party shall not be entitled to indemnification for damages to the extent the damages were specifically taken into account in the determination of an adjustment to the Closing Consideration pursuant to Section 2.2 as a reduction to the Closing Consideration, including any indemnification under Section 7.1(d).
7.7Third-Party Claims.
(a)If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this ARTICLE VII, then the Indemnified Party must promptly notify the Indemnifying Party (or Sellers’ Representative, in the case of Sellers) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. For the avoidance of doubt, as used herein, references to “Indemnifying Party” shall mean Buyer, with respect to claims by the Seller Indemnified Parties, or Sellers (acting through Sellers’ Representative), with respect to claims by the Buyer Indemnified Parties, as applicable.
(b)Upon receipt of the notice described in Section 7.7(a), the Indemnifying Party shall have 15 days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of the Third-Party Claim and any litigation resulting therefrom at the Indemnifying Party’s expense with counsel of its choice and reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense (provided, however, that if in the reasonable opinion of counsel to the Indemnified Party there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnified Party shall reasonably consider the comments of the Indemnifying Party’s counsel with respect to the defense of such conflicted portion of the Third-Party Claim) and participate in the defense of such Third-Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or settlement provides solely for the payment of money, the Indemnifying Party makes such payment (subject to the applicable limitations contained herein) and the Indemnified Party receives an unconditional release. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense of such Third-Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in the foregoing, the Indemnifying Party shall not have the right, without the consent of the Indemnified Party, to assume the defense of the Third-Party Claim if the Third-Party Claim (1) is asserted directly by, or on behalf of a Governmental Body; (2) involves an allegation of criminal conduct; or (3) seeks an injunction or other equitable relief against the Indemnified Party (any such Third-Party Claim, an “Indemnified-Party Controlled Claim”).
(c)If the Indemnified Party decides not to permit the Indemnifying Party to assume the defense of any Third-Party Claim other than an Indemnified-Party Controlled Claim, then the Indemnifying Party shall have no obligation to defend, hold harmless or indemnify the Indemnifying Party hereunder for any Losses with respect to any such Third-Party Claim. If the Indemnified Party does not initially assume the defense of any Third-Party Claim that is not an Indemnified-Party Controlled Claim but later elects to assume the defense of such Third-Party Claim (which Indemnified Party shall be entitled to do), the Indemnified Party shall be responsible for all Losses (including reasonable fees, costs and expenses of the Indemnified Party’s counsel) incurred following its assumption of the defense of such Third-Party Claim, and following the date on which the Indemnified Party assumes such Third-Party Claim the Indemnifying Party shall have no obligation to defend, hold harmless or indemnify the Indemnified Party hereunder for any Losses with respect to such Third-Party Claim.
(d)If the Indemnified Party decides to assume the defense of an Indemnified-Party Controlled Claim, then (i) the Indemnified Party shall choose legal counsel reasonably acceptable to the Indemnifying Party, such consent not to be unreasonably withheld or delayed; (ii) the Indemnifying Party shall pay the reasonable attorneys’ fees and expenses of such Indemnified Party Controlled Claim; and (iii) the Indemnified Party shall be solely responsible for any Losses (other than reasonable attorneys’ fees and expenses) in connection with such Third-Party Claim; provided, however, that the Indemnifying Party shall have the right to participate in the defense of the Indemnified-Party Controlled Claim at its sole cost and expense and the Indemnified Party shall reasonably consider the comments of the Indemnifying Party’s counsel with respect to the defense of the Indemnified-Party Controlled Claim.
(e)If the Indemnifying Party does not assume the defense of a Third-Party Claim that is properly tendered by the Indemnified Party pursuant to Section 7.7(a) within 15 days of receipt of the Claims Notice, the Indemnified Party will be entitled to assume such defense, at its sole cost and expense (provided, that, if the Indemnifying Party is obligated to indemnify the Indemnified Party with respect to any Losses in connection with the Third-Party Claim, such defense shall be at the sole cost and expense of the Indemnifying Party), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party (i) shall have the right to participate in the defense of the Third-Party Claim at its sole cost and expense; (ii) may (unless the Third-Party Claim is an Indemnified-Party Controlled Claim) at any time thereafter assume the defense of the Third-Party Claim, in which event the Indemnifying Party shall be responsible for all Losses (including reasonable fees, costs and expenses of the Indemnified Party’s counsel) incurred prior to the assumption by the Indemnifying Party of the defense of the Third-Party Claim; and (iii) shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed. In any case, each of the Indemnifying Party and the Indemnified Party shall reasonably consider the comments of the other Party’s counsel with respect to the defense of the Third-Party Claim.
7.8Procedure for Indemnification — Other Claims.
(a)A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the party from whom indemnification is sought setting forth in reasonable detail the alleged facts and circumstances relating to such claim and providing copies of documents supporting such claim. Upon receipt of such notice, the Indemnifying Party shall have 30 days to object to such claim for indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and, subject to the provisions of Section 7.4, such claim shall be paid by the Indemnifying Party in accordance with Section 7.8(b). If an objection is timely made by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days from the date (such period the “Negotiation Period”) the Indemnified Party receives such objection. After the Negotiation Period, if the Indemnified Party and the Indemnifying Party still cannot agree on the amount of the claim for indemnification, either the Indemnified Party or the Indemnifying Party may submit the dispute for resolution to any court of competent jurisdiction under Section 9.7.
(b)Upon determination of the amount of a claim for indemnification that is binding on both the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall pay the amount of such claim by wire transfer of immediately available funds, within ten days of the date such amount is determined.
7.9Other Indemnification Matters. All indemnification payments under this ARTICLE VII will be deemed adjustments to the Closing Consideration, including for U.S. federal and applicable state and local income Tax purposes. The right to indemnification, reimbursement or other remedies will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before, on or after the date hereof, with respect to any representation, warranty, covenant or agreement in any Transaction Document. Neither Sellers’ Representative nor any Seller shall make any claim for contribution, subrogation or indemnification from or against a Buyer Indemnified Party with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Buyer Indemnified Party is entitled to indemnification hereunder, and Sellers’ Representative and each Seller (on behalf of themselves and the other Seller Indemnified Parties) hereby waive any such rights of contribution, subrogation and indemnification from or against any Buyer Indemnified Parties that they have or may have in the future.
7.10Exclusive Remedy. Subject to Section 9.13, after the Closing, this ARTICLE VII will provide the exclusive legal remedy of the Indemnified Parties with respect to breaches of this Agreement, except for claims based upon Fraud; provided, however, that this Section 7.10 shall not limit the rights or remedies of any Party under or with respect to the matters contemplated by Section 2.4 (Post-Closing Price Adjustment), Section 6.3 (Restrictive Covenants), ARTICLE VIII (Tax Matters) or any other Transaction Document.
7.11Escrow Arrangements. The Escrow Funds shall be available to compensate the Buyer Indemnified Parties for amounts due and owing in accordance with this ARTICLE VII and ARTICLE VIII, as well as to pay Buyer any adjustments required pursuant to Section 2.4, subject in each case to the terms and conditions of the Escrow Agreement relating to the disbursement of the Escrow Funds.

ARTICLE VIII
TAX MATTERS
The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:
8.1Tax Indemnification.
(a)Sellers shall jointly and severally indemnify Buyer Indemnified Parties, defend and hold Buyer Indemnified Parties harmless from and against, and pay and reimburse Buyer Indemnified Parties for all Losses resulting from or attributable to (i) any and all Taxes (or the nonpayment thereof) of the Company (including pursuant to Code § 6225 or analogous provision of U.S. state, local or non-U.S. Law) for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Taxable period that includes (but does not end on) the Closing Date (each such Taxable period or portion thereof, a “Pre-Closing Tax Period”) whether or not such Taxes are due and payable as of the Closing Date, (ii) any and all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.15026 (or any analogous or similar state, local or foreign Law), (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Taxes required to be paid by Sellers pursuant to Section 8.5, (v) any and all Taxes required to be deducted and withheld from payments to or for the benefit of Sellers under this Agreement or the Escrow Agreement, to the extent such Taxes are not deducted and withheld, (vi) all out-of-pocket costs incurred by Buyer Indemnified Parties in preparing, or causing to be prepared, Tax Returns of the Company for any Taxable period ending on or before the Closing Date, and (vii) one-half of all out-of-pocket costs incurred by Buyer Indemnified Parties in preparing, or causing to be prepared, Tax Returns of the Company for any Straddle Period; provided, however, that in the case of clause (i) of this Section 8.1, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, of such Taxes included as a current Liability in calculating Net Working Capital, as finally determined pursuant to Section 2.3 and Section 2.4. The indemnification under this Section 8.1 shall not be subject to the limitations set forth in Section 7.4 or elsewhere in this Agreement. Sellers shall pay Buyer for any Taxes that are the responsibility of Sellers pursuant to this Section 8.1 within three days of Buyer’s delivery to Sellers’ Representative of a written request for payment thereof.
(b)In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, gains, gross margin, employment, sales or use for such Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other passthrough entity shall be deemed to terminate at such time), and the amount of other Taxes for such Straddle Period which relates to the PreClosing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Taxable period beginning on the first day of the Taxable period and ending on the Closing Date and the denominator of which is the number of days in the Taxable period (excluding from the numerator and the denominator, in the case of real and personal property Taxes all days on which the property that is the subject of such Tax was not owned by the Company).
8.2Tax Periods Ending on or Before the Closing Date.
(a)Buyer will prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date other than income Tax Returns of the Company. In the event that any item reflected on any Tax Return described in the preceding sentence could form the basis for a claim of indemnification pursuant to ARTICLE VII, this ARTICLE VIII or otherwise, Buyer will submit a draft of such Tax Return to Sellers’ Representative for review and comment at least 30 days prior to the due date for filing such Tax Return. Buyer will consider in good faith the reasonable comments of Sellers’ Representative to such Tax Returns that are delivered to Buyer within 10 days after Sellers’ Representative receives such Tax Returns. If

Sellers’ Representative does not provide any written comments within 10 days after receiving such Tax Return, Sellers’ Representative will be deemed to have accepted such Tax Return as drafted by Buyer.
(b)Sellers’ Representative, at its own expense, will prepare and file, or cause to be prepared and filed, all income Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior practices of the Company unless otherwise required by applicable Law. Sellers’ Representative will permit Buyer to review and comment on each such income Tax Return, and will consider in good faith the reasonable comments of Buyer to such income Tax Returns that are received by Sellers’ Representative within 10 days after providing such Tax Return to Buyer.
(c)Sellers will pay, reimburse and indemnify Buyer and the Company for the Taxes on Tax Returns described in this Section 8.2 in accordance with Section 8.1(a).
8.3Tax Periods Beginning Before and Ending After the Closing Date. Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Company for all Straddle Periods. In the event that any item reflected on any Tax Return described in the preceding sentence could form the basis for a claim of indemnification pursuant to ARTICLE VII, this ARTICLE VIII or otherwise, Buyer will submit a draft of such Tax Return to Sellers’ Representative for review and comment at least 30 days prior to the due date for filing such Tax Return Buyer will consider in good faith the reasonable comments of Sellers’ Representative to such Tax Returns which are delivered to Buyer within 10 days after Sellers’ Representative receives such Tax Returns. If Sellers’ Representative does not provide any written comments within 10 days after receiving such Tax Return, Sellers’ Representative will be deemed to have accepted such Tax Return as drafted by Buyer. Sellers will pay, reimburse and indemnify the Buyer Indemnified Parties for Taxes on such Tax Returns related to the PreClosing Tax Period (determined in accordance with Section 8.1(b)) in accordance with Section 8.1(a).
8.4Cooperation on Tax Matters. Buyer and Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Party requesting assistance pursuant to the preceding two sentences shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information. Buyer and Sellers agree that the Company will retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.
8.5Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions will be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
8.6Tax Sharing Agreements. Sellers shall cause all Tax sharing agreements or similar agreements with respect to or involving the Company to be terminated as of the Closing Date, and, after the Closing Date, Buyer and the Company shall not be bound thereby or have any Liability thereunder.
ARTICLE IX
MISCELLANEOUS
9.1Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

9.2No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
9.3Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede and terminate all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent and confidentiality agreement (including all obligations of confidentiality and nonsolicitation contained therein)).
9.4Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Seller may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of such Seller’s rights, interests or obligations in this Agreement without the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in or under this Agreement to (a) any successor to Buyer, any successor to the Company, or any acquirer of a material portion of the businesses or assets of Buyer or the Company, (b) one or more of Buyer’s Affiliates or (c) any lender to Buyer, the Company or any of their respective Affiliates as security for obligations to such lender.
9.5Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.6Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given by another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) on which such notice is sent by facsimile transmission or email, (c) one Business Day after such notice is deposited with a nationally recognized overnight courier service for next day delivery, and (d) on which such notice is delivered by hand; in each case to the appropriate address or facsimile number set forth below (or by such other address or facsimile number as the Party may designate by notice to the other Parties, with such change of address or facsimile number effective 5 days following delivery of such notice of change):
If to Sellers’ Representative or any Seller (or to the Company prior to the Closing):
ZFS Solutions, LLC
2525 84th Avenue
Zeeland, Michigan 49464
Attn: David W. Mason
E-mail: davidm@zfsinc.com

with a courtesy copy to (which shall not constitute notice):

Dentons Davis Brown, P.C.
215 10th Street, Suite 1300
Des Moines, Iowa 50309
Attn: Jason M. Stone
E-Mail: jason.stone@dentons.com

If to Buyer, to:

Benson Hill, Inc.
1001 N Warson Rd.
St. Louis, MO 63132

Telephone: (314) 222-8218
Attention: Chief Legal Officer
Email: legal@bensonhill.com

with a courtesy copy to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Fax: (919) 821-6800
Email: jtherien@smithlaw.com and harmstrong@smithlaw.com
Attn: John Therien and Heyward Armstrong

9.7Jurisdiction; Service of Process; WAIVER OF JURY TRIAL. Except to the extent expressly set forth in another Transaction Document, each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter or matters, in any federal district court within the State of Delaware) (the “Chosen Courts”) for any litigation, controversy or dispute arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions, waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each Party irrevocably consents to service of process in the manner provided for in Section 9.6. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT OR HE UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT OR HE MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT OR HE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Except to the extent expressly set forth in another Transaction Document, any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.
9.9Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer and Sellers’ Representative. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or Sellers’ Representative, in the case of a waiver by any or all of Sellers). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
9.10Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Subject to Section 6.3(a), any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses whether or not the Transactions are consummated, except as specifically provided to the contrary in this Agreement.
9.12Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement, and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” The phrases “made available to Buyer,” “delivered to Buyer” or “provided to Buyer” and similar phrases as used herein with respect to any documents or information means that (x) such information or documents were contained, and accessible for a continuous period of at least forty-eight (48) hours preceding the time at which the Parties mutually release their respective signature pages to execute this Agreement, in the virtual data room hosted by Sellers in connection with the Transactions and (y) Buyer and its designated representatives had unrestricted access and notification rights during such period (the “Data Room”). This Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, as well as all other similar or comparable Laws of another jurisdiction. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. The word “or” in this Agreement means “and/or.” All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
9.13Specific Performance. Each Party acknowledges that the other Parties may be damaged irreparably and would have no adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to seek an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at Law or in equity and without being required to post bond or other security.
9.14Press Releases; Public Announcements. No Party will issue any press release or make any public announcement or other disclosure relating to the subject matter of this Agreement or the Transactions without the prior written approval of Buyer and Sellers’ Representative. Notwithstanding the foregoing, Buyer or any Affiliate of Buyer may (a) make any public disclosure it believes in good faith is required by Law or any listing or trading agreement (including the requirements of the Securities and Exchange Commission or the New York Stock Exchange), provided that (i) Buyer provides a draft of such disclosure to Sellers’ Representative a reasonable time prior to making such disclosure (taking into account the circumstances), (ii) Sellers’ Representative has the opportunity to provide comments to Buyer, and (iii) Buyer considers Sellers’ Representative’s comments on such disclosure in good faith, and (b) may file a copy of this Agreement (excluding the Schedules and the Disclosure Schedules) in redacted or unredacted form with the Securities and Exchange Commission. Any Party may subsequently publicly disclose any information previously publicly disclosed in compliance with the provisions of this Agreement.
9.15Sellers’ Representative.
(a)Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns hereby appoints ZFS Solutions, LLC as “Sellers’ Representative” as such Seller’s agent and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority (i) to perform the Transactions to be performed by Sellers under the Transaction Documents, (ii) to disburse any funds received hereunder to Sellers, (iii) to execute and deliver on behalf of each Seller any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iv) to retain legal counsel and other professional services, at the expense of Sellers, in connection with the performance by Sellers’ Representative of this Agreement, and (v) to do each and every act and exercise all rights which such Seller is permitted or required to do or exercise under this Agreement or any other Transaction Document. If Sellers’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, Sellers that hold or held a majority of all of the Membership Interests sold or to be sold hereunder will appoint a new Person to serve as Sellers’ Representative and will provide prompt written notice thereof to Buyer. Until such notice is received, Buyer shall be entitled to rely on the actions and statements of the previous Sellers’ Representative. The power and authority granted hereunder will be exclusive and no Seller shall be entitled to exercise any right under this Agreement or the Escrow Agreement except through Sellers’ Representative. In connection with and in furtherance of its appointment as Sellers’ Representative, Sellers’ Representative agrees to perform and be bound by all of the provisions of this Agreement applicable to Sellers’ Representative.
(b)The appointment of Sellers’ Representative as the attorney-in-fact for each Seller as set forth in this Section 9.15 and all authority hereby conferred are granted and conferred in consideration of the interest of Sellers, is therefore coupled with an interest and is and will be irrevocable and shall neither be terminated nor otherwise affected by any act of any Seller or by operation of Law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, Sellers’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 9.15 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof.
9.16Disclosure Schedules. The Disclosure Schedules shall be arranged in sections and subsections that correspond to the numbered and lettered sections and subsections contained in ARTICLE III and ARTICLE IV, and the disclosure in any section or subsection of the Disclosure Schedule shall qualify (a) the corresponding section or subsection of ARTICLE III or ARTICLE IV, as applicable, and (b) any other section or subsection of ARTICLE III or ARTICLE IV to the extent that it is reasonably apparent on the face of such disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure qualifies such other section or subsection. The disclosures in the Disclosure Schedules, to the extent they are intended to qualify the representations and warranties of Sellers or the Company in ARTICLE III or ARTICLE IV, respectively, shall not be deemed to expand in any way the scope of any such representations or warranties. All references to representations and warranties contained in this Agreement or the other Transaction Documents shall be deemed to be references to such representations and warranties as qualified and limited by the Disclosure Schedules.
9.17Buyer Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees (the “Buyer Parent Guarantee”) the prompt and full payment and performance of any and all obligations of Buyer under this Agreement. Parent hereby irrevocably waives any and all rights and defenses under, and each other provision of, any applicable Law which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of payment or performance by an obligor with respect to whose obligations the guarantee or surety is provided. The Buyer Parent Guarantee shall survive the Closing and remain in effect for so long as Buyer has obligations under this Agreement.

9.18Attorney-Client Privilege. All communications between a Seller Affiliated Party or the Company, on the one hand, and Dentons Davis Brown, P.C. (“Dentons”), on the other hand, to the extent relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Affiliated Parties and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not, without the prior written consent of Sellers’ Representative, have access to any Privileged Communications or to the files of Dentons relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Affiliated Parties (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Dentons in respect of such engagement constitute property of the client, only the Seller Affiliated Parties (and neither Buyer nor the Company) shall hold such property rights and (iii) Dentons shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Dentons and the Company or otherwise unless authorized to do so by Sellers’ Representative. For the avoidance of doubt, any communications between or among Dentons, on the one hand, and the Company or any of its directors, officers, managers, employees or other representatives, on the other hand, to the extent not related to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, shall belong to the Company, Buyer and their applicable Affiliates, and shall be controlled, and may be waived, only by the Company, Buyer or their applicable Affiliates, and shall not be controlled, waived, claimed or used by Sellers’ Representative or any Seller Affiliated Party. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Affiliated Parties, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege with respect to the Privileged Communications without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Applicable Law, and (y) advisable by Buyer’s  counsel, then Buyer shall promptly (and, in any event, within ten (10) days) notify Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order.
[Signature page follows]

The Parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.
BUYER:
DDB HOLDINGS, INC.
By: /s/ Matthew B. Crisp
Name: Matthew Crisp
Title: President
Solely in its capacity as guarantor pursuant to Section 9.17:

GUARANTOR:
BENSON HILL, INC.
By: /s/ Matthew B. Crisp
Name: Matthew Crisp
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

The Parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.
COMPANY:
ZFS CRESTON, LLC
By: ZFS SOLUTIONS, LLC, Manager

By: /s/ Brian S. Tergorg
Name: Brian S. Terborg
Title: Co-President & Chief Financial Officer
SELLERS:
CLIFFORD G. MEEUWSEN
By: /s/ Clifford G. Meeuwsen

ERIC G. MEEUWSEN
By: /s/ Eric G. Meeuwsen

ARLEN R. MEEUWSEN
By: /s/ Arlen R. Meeuwsen

BRIAN W. MEEUWSEN
By: /s/ Brian W. Meeuwsen

ROBERT D. MEEUWSEN
By: /s/ Robert D. Meeuwsen

KURT D. MEEUWSEN
By: /s/ Kurt D. Meeuwsen

[Signature Page to Membership Interest Purchase Agreement]

MICHAEL P. MEEUWSEN
By: /s/ Michael P. Meeuwsen

DANIEL A. MEEUWSEN
By: /s Daniel A. Meeuwsen

GRACE CAPITAL, LLC
By: /s/ Clifford G. Meeuwsen

For purposes of accepting the appointment as Sellers’ Representative hereunder:
ZFS SOLUTIONS, LLC
By: /s/ Brian S. Terborg
Name: Brian S. Terborg
Title: Co-President & Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]